Exhibit 99.2

Filed

United States Bankruptcy Court

Northern District of Illinois

Nov 03 2003

Kenneth S. Gardner, Clerk

PS REP.-AR

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE NORTHERN DISTRICT OF ILLINOIS

EASTERN DIVISION

)
In re:	)	Case No. 02 B 12059 (Jointly Administered)
)
HA2003, INC., formerly known as	)	Chapter 11
HA-LO INDUSTRIES, INC., et al.,	)
	)	Hon. Carol A. Doyle
Debtors and Debtors-In-Possession.	)
	)	Objection Deadline: October 15, 2003
	)	Hearing Date: October 22, 2003

DISCLOSURE STATEMENT WITH RESPECT TO THE
SECOND AMENDED PLAN OF REORGANIZATION (LIQUIDATING) OF
HA2003, INC. F/K/A HA-LO INDUSTRIES, INC., LW2003, INC. F/K/A
LEE WAYNE CORPORATION AND STARBELLY.COM, INC. AS
PROPOSED BY THE DEBTORS AND DEBTORS-IN-POSSESSION
AND THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS

DATED AS OF OCTOBER 30, 2003

Neal L. Wolf, Esq. (IL Bar 6186361)
Todd L. Padnos, Esq. (IL Bar 6209679)
Paul Jasper, Esq. (Admitted pro hac vice)
LeBoeuf, Lamb, Greene & MacRae LLP
One Embarcadero Center, Suite 400
San Francisco, California 94111
Telephone:	(415) 951-1100
Facsimile:	(415) 951-1180
Attorneys for Debtors and Debtors-in-Possession

&

Mark A. Berkoff, Esq. (IL Bar No. 6194787)
Philip V. Martino, Esq. (IL Bar No. 6183648)
Steven J. Christenholz, Esq. (IL Bar No. 6224666)
Piper Rudnick, LLP
203 North LaSalle Street, Suite 1800
Chicago, Illinois 60601
Telephone:	(312) 368-4000
Facsimile:	(312) 236-7516
Attorneys for the Official Committee of Unsecured Creditors

In connection with the solicitation of acceptances of the First Amended Plan Of Reorganization (Liquidating) Of HA2003, Inc. f/k/a HA-LO Industries, Inc., LW2003, Inc. f/k/a Lee Wayne Corporation and Starbelly.com, Inc. As Proposed By The Debtors And Debtors-in-Possession And The Official Committee Of Unsecured Creditors dated as of September 19, 2003, as the same may be amended from time to time (the “Plan”), Debtors and Debtors-in-Possession HA2003, Inc. f/k/a HA-LO Industries, Inc. (“HA-LO”) and its wholly owned subsidiaries LW2003, Inc. f/k/a Lee Wayne Corporation (“Lee Wayne” and Starbelly.com., Inc. together with HA-LO, the “Debtors”)(1),(2) and the Official Committee of Unsecured Creditors submit this disclosure statement (this “Disclosure Statement”) pursuant to section 1125 of Title 11, United States Code (the “Bankruptcy Code”) to Holders of Claims and Interests (each as defined in the Plan) against the Debtors.  Unless otherwise defined herein, all capitalized terms contained herein have the respective meanings assigned to them in the Plan.

The Debtors and the Official Committee believe that confirmation of the Plan is in the best interests of the Debtors and their respective creditors and equity holders.  Accordingly, the Debtors and the Official Committee strongly urge each creditor that is entitled to vote to accept the Plan.  Detailed voting instructions are set forth in Section X of this Disclosure Statement.  To be counted, a Ballot containing your vote to accept or to reject the Plan must be received by the Clerk of the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division, by no later than                              , 2003.

On [                 ], 2003, this Disclosure Statement was approved by the Bankruptcy Court as containing adequate information, as required by Section 1125 of the Bankruptcy Code, to permit Holders of Impaired Claims to make an informed judgment in exercising their right to vote to accept or to reject the Plan.  This Disclosure Statement is being sent to Holders of Interests for notice purposes only as they have been deemed to reject the Plan.  As of the date hereof, however, the Bankruptcy Court has not conducted an independent review or investigation of the factual and financial matters described herein, nor has the Bankruptcy Court approved or ruled on the merits of the Plan.

(1)  In May 2003, in connection with the sale of substantially all of their assets to the HIG Buyer (as hereafter defined), HA-LO and Lee Wayne sold their rights to the names HA-LO and Lee Wayne to the HIG Buyer, subject to the reservation of their right to use such names in pleadings filed in these chapter 11 Cases.  Thereafter, pursuant to the terms of the Order entered by the Bankruptcy Court on April 4, 2003 authorizing such asset sale, such Debtors changed their names to HA2003, Inc. and LW2003, Inc., respectively.  Notwithstanding the foregoing, HA2003, Inc. formerly known as HA-LO Industries, Inc. and LW 2003, Inc. formerly known as Lee Wayne Corporation are defined herein as HA-LO and Lee Wayne, respectively.  The use of these definitions is for the convenience of the parties and should not be confused with any business being operated presently by the HIG Buyer under the name(s) of HA-LO and/or Lee Wayne.

(2)  On August 1, 2001, the United States District Court for the District of Delaware entered an order [Del. Dkt. No. 20] jointly administering the bankruptcy cases of HA-LO, Lee Wayne and Starbelly (the “Bankruptcy Cases”).  On April 16, 2002, the United States Bankruptcy Court for the Northern District of Illinois entered an order [Ill. Dkt. No. 32] adopting such joint administration order.

I.                                         INTRODUCTION

A.                                    Preliminary Disclaimer

NO PERSON IS AUTHORIZED BY THE DEBTORS OR THE OFFICIAL COMMITTEE IN CONNECTION WITH THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION REGARDING THIS DISCLOSURE STATEMENT OR THE PLAN OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS AND SCHEDULES ATTACHED HERETO AND THERETO, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE DEBTORS OR THE OFFICIAL COMMITTEE.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS ANOTHER TIME IS SPECIFIED HEREIN, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT AT ANY TIME AFTER THE DATE HEREOF SHALL NOT CREATE AN IMPLICATION THAT THERE HAS BEEN ANY CHANGE IN THE INFORMATION STATED HEREIN SINCE THE DATE HEREOF.  HOLDERS OF CLAIMS AND INTERESTS SHOULD CAREFULLY READ THIS DISCLOSURE STATEMENT IN ITS ENTIRETY, INCLUDING THE PLAN, PRIOR TO VOTING ON THE PLAN.

CERTAIN INFORMATION INCLUDED IN THIS DISCLOSURE STATEMENT AND ITS EXHIBITS CONTAINS FORWARD-LOOKING STATEMENTS.  THE FORWARD-LOOKING STATEMENTS ARE BASED UPON INFORMATION AVAILABLE WHEN SUCH STATEMENTS ARE MADE, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN THE STATEMENTS.  AS DESCRIBED ELSEWHERE IN THIS DISCLOSURE STATEMENT, SUCH RISKS AND UNCERTAINTIES INCLUDE, AMONG OTHER THINGS:  (A) THE INHERENT UNCERTAINTY ASSOCIATED WITH PROJECTED LITIGATION RECOVERIES, WHICH POTENTIALLY REPRESENTS ONE OF THE MOST SIGNIFICANT FACTORS AFFECTING DISTRIBUTIONS TO BE MADE TO CREDITORS IN THE BANKRUPTCY CASES; (B) THE INHERENT UNCERTAINTY RELATING TO THE ALLOWANCE OR DISALLOWANCE OF THE MYRIAD CLAIMS THAT HAVE BEEN ASSERTED AGAINST THE DEBTORS, MANY OF WHICH HAVE BEEN FILED IN AMOUNTS THAT EXCEED THE AMOUNTS NOW RECOGNIZED AND ACKNOWLEDGED IN THE DEBTORS’ BOOKS AND RECORDS; AND (C) THE POSSIBILITY THAT ADMINISTRATIVE AND PRIORITY CLAIMS MAY EXCEED EXPECTATIONS.

READERS THEREFORE ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE FORWARD-LOOKING STATEMENTS IN THIS DISCLOSURE STATEMENT.  THE DEBTORS AND THE OFFICIAL COMMITTEE UNDERTAKE

NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING THE INFORMATION REGARDING THE HISTORY, BUSINESS AND OPERATIONS OF THE DEBTORS AND THE HISTORICAL FINANCIAL INFORMATION REGARDING THE DEBTORS IS INCLUDED FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN BUT, AS TO CONTESTED MATTERS AND ADVERSARY PROCEEDINGS, IS NOT TO BE CONSTRUED AS AN ADMISSION OR STIPULATION BUT RATHER AS STATEMENTS MADE IN SETTLEMENT NEGOTIATIONS.

FOR THE CONVENIENCE OF CREDITORS AND EQUITY HOLDERS, THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN, BUT THE PLAN ITSELF QUALIFIES ALL SUMMARIES.  IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN AND THE DISCLOSURE STATEMENT, THE TERMS OF THE PLAN SHALL CONTROL.  SUMMARIES OF CERTAIN PROVISIONS OF AGREEMENTS REFERRED TO IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE COMPLETE AND ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, THE FULL TEXT OF THE APPLICABLE AGREEMENTS, INCLUDING THE DEFINITION OF TERMS CONTAINED IN SUCH AGREEMENTS.

THIS DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE TO ACCEPT OR TO REJECT THE PLAN, AND NOTHING STATED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS, THE OFFICIAL COMMITTEE OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN ON THE DEBTORS OR HOLDERS OF CLAIMS OR INTERESTS.  ALL HOLDERS OF CLAIMS AND INTERESTS SHOULD CAREFULLY READ AND CONSIDER FULLY THE CONTENTS OF THIS DISCLOSURE STATEMENT BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

B.                                    Summary Of Plan

Pursuant to court-approved sales conducted during the course of their bankruptcy cases, the Debtors have sold substantially all of their assets.  The Plan provides for, among other things, (i) the substantive consolidation of the Debtors’ bankruptcy estates, (ii) the establishment of a liquidating trust and the vesting therein of all of the Debtors’ remaining assets; (iii) the cancellation of the Existing Preferred Stock and the Existing Common Stock, (iv) the collection of deferred payments in respect of certain sales of stock and assets of certain of the Debtors’ divisions and subsidiaries, (v) the pursuit of certain litigation claims, including the Starbelly-related litigation and the Avoidance Claims, (vi) the distribution of Cash received on account of the foregoing to the Debtors’ creditors and, to the extent of any excess, to the Debtors’ equity holders pursuant to the terms set forth in the Plan, and (vii) the appointment of a Liquidating Trustee and a Post-Confirmation Committee to execute the provisions of the Plan.

The Debtors and the Official Committee expect that the Cash generated will be sufficient to pay the Holders of all Allowed Administrative Claims in full on the Effective Date, except as otherwise provided herein.  Priority Tax Claims will be paid over the six years following the Effective Date, with each payment made on the anniversary of the Effective Date, subject to the Liquidating Trustee’s discretion to satisfy such claims sooner.(3)  Once all Unclassified Claims have been paid or Reserved, the Holders of Allowed Priority Non-Tax Claims will receive full payment of their Claims.  Upon the later of the date on which (i) all Unclassified Claims and all Priority Non-Tax Claims have been paid or Reserved and (ii) the thirtieth (30th) day after the Effective Date or as soon as is practicable thereafter, the Holders of Convenience Claims will receive distributions.  The Holders of Allowed Unsecured Claims will thereafter receive distributions of Cash, to the extent available, in respect of their Claims.  It is unknown whether the Holders of Allowed Unsecured Claims will be paid in full.  The Holders of Interests in respect of Existing Preferred Stock and Existing Common Stock will receive distributions of Cash if and only if all Holders of Allowed Claims have been paid previously in full with interest.  It is unlikely that the Holders of Interests will receive any distribution on account of their Interests.

For purposes of administering the Plan, the Liquidating Trustee shall serve at the pleasure of the Post-Confirmation Committee.  In connection therewith, the Liquidating Trustee shall consult with, and in the event of a disagreement, take direction from, the Post-Confirmation Committee with respect to all discretionary issues pertaining to the treatment of cash and the ultimate resolution of the Starbelly-related litigation claims.  Once the Holders of Allowed Claims in Classes 2, 3, 4 and 5 have been paid in full, the Post-Confirmation Committee shall be deemed to have transferred all of the rights and authority granted to it hereunder to the Liquidating Trustee.

C.                                    Summary Of Treatment Of Classified Claims

The following table describes the classification and treatment of Claims and Interests under the Plan.  This table does not discuss the treatment of Administrative Claims or Priority Tax Claims (“Unclassified Claims”), which are not required by the Bankruptcy Code to be classified and the Holders of Claims which are not entitled to vote to accept the Plan.  All Allowed Unclassified Claims will be paid in full as required by the Bankruptcy Code and described in Section IV.B.2. of this Disclosure Statement.  All other Claims and all Interests will be divided into 7 Classes and will receive, to the extent allowed, the distributions and recoveries (if any) described in the table below.(4)

(3)  There are no remaining allowed secured claims.

(4)  With respect to Classes 3, 4 and 5, the amount shown in the following table as “Estimated Percentage Recovery” is the quotient of the estimate of the Cash to be distributed to all holders of Allowed Claims in the applicable Class, if any, divided by the estimated aggregate amount of Allowed Claims in such Class, exclusive of any accrual of interest.

ALTHOUGH THE DEBTORS BELIEVE THAT THE ESTIMATED PERCENTAGE RECOVERIES ARE REASONABLE AND WITHIN THE RANGE OF ASSUMED RECOVERY USED IN PREPARATION OF THE PLAN, THERE IS NO ASSURANCE THAT THE ACTUAL AMOUNTS OF ALLOWED CLAIMS IN EACH CLASS WILL NOT MATERIALLY EXCEED THE ESTIMATED AGGREGATE AMOUNTS SHOWN IN THE TABLE BELOW. The actual recoveries under the Plan by the Debtors’ creditors will be dependent upon a variety of factors including, but not limited to, whether, and in what amount, contingent claims against the Debtors become non-contingent and fixed and whether, and to what extent, Disputed Claims are resolved in favor of the Liquidating Trustee or the Post-Confirmation Committee, as applicable, rather than the claimants.  Accordingly, no representation can be or is being made with respect to whether each Estimated Percentage Recovery shown in the table below will be realized by the Holder of an Allowed Claim in any particular Class.

SUMMARY OF TREATMENT OF CLASSIFIED CLAIMS

	Description of Class	# of Claims Filed and Scheduled(5)	# of Projected Allowed Claims(6)	$ Amount of Claims Filed and Scheduled(5)		Estimated $ Amount of Allowed Claims(6),(7)	Estimated% Recovery on Projected Allowed Claims(8)	Timing of Payment
1	Priority Non-Tax Claims	14	1	$430,144		$24,125	100%	All Unclassified Claims have been paid or Reserved.

2	Convenience Claims(9)	6,912	6,912	$16,122,257		$1,475,646	10% of claim up to maximum recovery of $1,000

On the later of the date on which (i) all Unclassified Claims and all Priority Non-Tax Claims have been paid or Reserved and (ii) the thirtieth day after the Effective Date or as soon as is practicable thereafter.

3	Unsecured Pre-Petition Lee Wayne Claims(10)	108	105	$4,801,782		$4,219,906 to $4,801,782	0% to 100%

After having paid or Reserved in full for all Unclassified Claims, Priority Non-Tax Claims and Convenience Claims, on the twentieth (20th) calendar day of each quarter, the Liquidating Trustee shall distribute Cash from the Cash Distribution Reserve Fund to, or for the account of, the Holders of Allowed Unsecured Claims and Reserve Cash from the Cash Distribution Reserve Fund into the Disputed Claim Reserve Fund; provided, however, that if the Cash Distribution Reserve Fund contains less than $1,000,000 on such twentieth day, then the Liquidating Trustee may, but shall not be required to, make a Cash distribution during such quarter.

4	Unsecured Pre-Petition HA-LO Claims	674	581	$170,961,162	(11)	$49,090,751 to $78,090,751	0% to 100%	Same as for Class 3

5	Unsecured Claims of Starbelly	13	13	$1,811,704		$1,760,304	0% to 100%	Same as for Class 3

	Subtotals	7,721	7,612	$194,127,049	(11)	$56,570,732 to $86,152,608	N/A	N/A

(5)  Includes duplicative claims.

(6)  The figures shown in the columns entitled “# of Projected Allowed Claims” and “Estimated $ Amount of Allowed Claims” do not include information relative to claims where the Debtors’ books and records reflect that the amount owed is zero or negative.

(7)  The estimated amount of allowed claims is based solely on the Debtors’ projections.  The total dollar amount of claims ultimately allowed may exceed the Debtors’ projections.

(8)  The proponents of the Plan have utilized a projected recovery of 0% to 100% on account of the fact that the Starbelly-related litigation claims are the subject of vigorously contested litigation, the result of which cannot be predicted with any certitude.

(9)  The totals in this row are based upon projected elections to be made by unsecured creditors.  Actual results may differ.  For example, if none of the creditors elect to receive convenience class treatment, the “Total Estimated $ Amount of Allowed Claims” could increase by up to $14,646,611, bringing the total to as high as $100,799,219.

(10)  Class 3, 4 and 5 figures reflect totals AFTER accounting for the projected number of Claimants that will exercise their right to opt into the Convenience Class.

(11)  This figure excludes the alleged “claims” of approximately $50 million filed by the Holders of Interests in respect of Preferred Stock arising from or relating to the sale of an interest in Starbelly to HA-LO (or its predecessor).

6	Interests In Respect Of Preferred Stock	N/A	N/A	N/A	N/A	0%	No recovery anticipated

7	Interests In Respect Of Common Stock	N/A	N/A	N/A	N/A	0%	No recovery anticipated

D.                                    Liquidation Analysis

During the course of these Bankruptcy Cases, the Debtors sold substantially all of their assets pursuant to Bankruptcy Court approval.  The Plan proposes, through the use of a liquidating trust, to distribute payments from these sales and to prosecute and distribute the recoveries from certain litigation claims.  If the Plan is not confirmed, these Bankruptcy Cases may be converted to Chapter 7 whereby a trustee would be appointed and paid to liquidate and distribute the Debtors’ remaining assets at an increased expense.  Pursuant to 11 U.S.C. § 326 and as reflected in the schedule attached hereto as Exhibit B, in a Chapter 7 liquidation, a Chapter 7 trustee would be paid a commission (based on distributions as illustrated in such schedule chart) that could be millions of dollars.  By contrast, if this Plan is confirmed, no such Chapter 7 trustee commissions would be due.

Other significant differences between a liquidation pursuant to the Plan and a liquidation by a Chapter 7 trustee include that (i) under a Chapter 7 liquidation, the estate would incur the additional expense associated with hiring new attorneys and other professionals and having them familiarize themselves and the Chapter 7 trustee with the myriad issues that remain in these Bankruptcy Cases; (ii) due to the time necessary for new professionals to get up to speed, in a Chapter 7 liquidation, there will likely be a significant delay in effecting distributions beyond the distribution dates contemplated by the Plan; (iii) the introduction of a Chapter 7 trustee and new professionals at this critical juncture of the Starbelly-related lawsuits could impair the ability to maximize the value of these assets; and (iv) due to the lack of history, a trustee appointed in a Chapter 7 liquidation is unlikely to achieve the same success in the Starbelly-related litigation as the Liquidating Trustee proposed under this Plan.  There exists the possibility that the Estates would not have to pay the Success Claims in a Chapter 7 liquidation, which claims may be substantial.  In the example set forth in the Success Claims Order (which is incorporated within the Plan), the Holders of Success Claims will receive, in the aggregate, approximately $4 million in the event that general unsecured creditors receive distributions totaling $45 million.  However, the Debtors and the Official Committee anticipate that the Holders of the Success Claims would assert that they are entitled to the payment of their Success Claims even in a Chapter 7 liquidation.  Indeed, Marc Simon believes that the Holders of Success Claims are already entitled to the success bonus because they (i) have done all things required of them up to this point to reach a successful result, (ii) remained with the company on the basis of this court-approved incentive, (iii) do not believe the entitlement to receive the bonus would turn on a technicality where the work has been performed, and (iv) do not believe parties-in-interest would be acting in good faith by seeking to take back the bonus at the eleventh hour.  Taking all of these factors into account, Creditors will likely receive a greater recovery on their claims under the Plan than they would receive under a Chapter 7 liquidation, and thus the Plan satisfies the “Best Interests Test.”

II.                                     DESCRIPTION AND HISTORY OF THE DEBTORS’  BUSINESS

A.                                    Description of Debtors’ Business

HA-LO and its subsidiaries, including Lee Wayne, provided full service, innovative brand marketing in the custom and promotional products industry.  Prior to the sale of substantially all of their assets, the Debtors offered their customers the opportunity to select from more than 300,000 types of promotional products from more than 5,000 vendors located primarily in North America and the Far East.  The products included premium brand name merchandise usually available only at leading department and specialty stores.  Because of its broad product line, the Debtors were able to provide their customers with the convenience of comprehensive, one-stop shopping for most of their promotional products and advertising specialty needs.

HA-LO had operations in the United States (including Lee Wayne) (“HA-LO U.S.”) and Europe (“HA-LO Europe”).  HA-LO U.S. operated a modern customer service center in Sterling, Illinois and just prior to the sale to the HIG Buyer, HA-LO U.S. had 274 sales representatives, of which 39 were HA-LO-employed, located in 38 states.  HA-LO Europe had operations in six countries (with a main fulfillment center in Belgium) and 71 company-employed sales professionals selling throughout Europe.  In Asia, HA-LO had an office in Hong Kong that primarily sourced products for HA-LO Europe.

1.                                      HA-LO U.S.

HA-LO U.S. consisted of three sales organizations that collectively provided HA-LO with a nationwide network of experienced sales professionals with a proven track record of generating profitable sales volume.

•                  Lee Wayne ($45.0 million or 57.3% of sales for HA-LO U.S. in 2002F) – Located in Sterling, Illinois, Lee Wayne was a recognized leader in the promotional products industry for several decades.  Lee Wayne had a sales force of 232 independent contractors which it compensated on purely a commission or variable cost basis.

•                  HA-LO Branded Solutions ($15.7 million or 20.0% of sales for HA-LO U.S. in 2002F) – HA-LO Branded Solutions had a direct promotional product sales force of 24 employees and three independent account executives who operated similarly to the professionals at Lee Wayne.

•                  HA-LO Custom Products ($17.8 million or 22.7% of sales for HA-LO U.S. in 2002F) – HA-LO Custom Products (“HCP”) designed and sourced products for the pharmaceutical industry.  HCP employed 13 people, including a creative staff experienced in the design and development of pharmaceutical related products used by doctors to teach and assist patients in administering medications.

Whereas HA-LO Branded Solutions (HA-LO’s principal promotional products division) and Lee Wayne typically employed a “drop-ship” methodology whereby the manufacturer or third party supplier directly shipped the customer’s order to the Company’s customers, HA-LO Custom Products generally operated via fulfillment programs.

Under the “drop ship” operation, merchandise was procured on an “as ordered” basis and shipped directly to the customer by the manufacturer, graphic arts vendor or other supplier after the branding process was completed.  The Debtors rarely, if ever, took physical possession of the branded merchandise.  Thus, the customer was responsible for distributing its branded merchandise.  As such, the “drop ship” business was strictly a “business-to-business” operation.

By contrast, fulfillment programs are “business-to-business” and/or “business-to-consumer” operations.  Generally speaking, fulfillment programs function more like the catalog industry;  the Debtors procured and maintained a certain amount and variety of branded merchandise in their warehouses, which merchandise was listed for sale in a catalog or electronic database available to the customer and, in some instances, purchasers authorized by the Debtors’ customer, such as subsidiaries, affiliates, employees, and, occasionally, customers or patrons of the customer.  Under most of these programs, the merchandise was not sold until an authorized purchaser placed an order.  On account of the nature of these fulfillment programs, orders tended to be relatively small in relation to drop ship orders.

The HA-LO U.S. sales force of 235 independent representatives (primarily through its Lee Wayne subsidiary) and 39 employee sales professionals serviced a diverse group of customers that included both small, family-owned businesses and publicly traded, multi-national corporations.  HA-LO U.S.’s extensive client roster included manufacturing, pharmaceutical, financial services, broadcasting, consumer products and communications companies.  A significant number of “Fortune 500” companies were a part of HA-LO’s customer base.  Until the commencement of these cases, HA-LO’s stock was publicly traded on the New York Stock Exchange.

2.                                      HA-LO Europe

HA-LO Europe sold promotional products from sales offices that served customers located throughout Europe.  HA-LO U.S. and HA-LO Europe shared the same corporate leadership; however, the two businesses operated separately on a day-to-day basis, with the exception of certain joint selling activities related to international customers.  HA-LO Europe was profitable, had significant opportunities for both revenue growth and margin expansion, and was not involved in the HA-LO U.S. bankruptcy or any other similar proceedings in Europe.  Nonetheless, various European laws and banking regulations made it difficult for HA-LO Europe to upstream funds to HA-LO U.S.

B.                                    History of Companies Through Commencement of Chapter 11 Cases

1.                                      1972 Through February 22, 2001

HA-LO was founded in 1972 as a Chicago-based promotional products business.  In the early 1990s, the industry remained highly fragmented, and HA-LO identified an opportunity to become an industry leader by expanding geographically through acquisitions that added scale, mass and customer relationships across the country, and ultimately, around the world.  HA-LO went public in 1992 and began a strategy of consolidating the promotional products industry through a series of acquisitions.  The strategy resulted in rapid growth as HA-LO completed more than 30 acquisitions between 1994 and 1999, expanding to 45 offices in 10 countries during such time.  Over that period, revenues grew at a compound annual rate of 71%.

In 1993, HA-LO acquired Lee Wayne, a complementary promotional products company based in Sterling, Illinois.  As a result of the acquisition of Lee Wayne, HA-LO had two brand names in the promotional products market, namely - HA-LO and Lee Wayne.

HA-LO was listed on the New York Stock Exchange in October of 1997, and completed a secondary offering in the public markets in 1998.  Shortly thereafter, HA-LO entered into two transactions that had a significant negative impact on the viability of the business: the lease of a very expensive corporate headquarters building and the acquisition of Starbelly.com, Inc., an internet promotional products company with negligible revenue.

On November 30, 1998, HA-LO, as tenant, entered into an Office and Industrial Building Lease (the “CenterPoint Lease”) with CenterPoint Realty Services Corporation (“CenterPoint”), as landlord, for the lease of an office building located in Niles, Illinois, to house its corporate headquarters.  The lease, which was for a seven-story office building containing approximately 267,344 square feet, had a fifteen year initial term with monthly rent payments and other occupancy expenses in the aggregate amount of approximately $1,000,000 per month.  HA-LO took possession of the headquarters office in approximately April, 2001.

On January 17, 2000, HA-LO entered an Agreement and Plan of Merger and Plan of Reorganization (the “Merger Plan”) with Starbelly.com, Inc. (“Starbelly”), a Delaware corporation, whereby HA-LO acquired Starbelly.  Starbelly was an internet-based promotional products company that was formed in March of 1999.

In connection with the acquisition of Starbelly, the shareholders of Starbelly received consideration valued at approximately $240 million at the time the Merger Plan was executed, consisting of $13 million of pre-closing funding of Starbelly operating losses, $19 million in cash (less certain expenses), 5.1 million shares of convertible preferred stock of HA-LO (which then had a liquidation value of $51 million), and 17 million shares of HA-LO common stock.  Pursuant to the Merger Plan, Starbelly shares were exchanged for, inter alia, HA-LO Series A Convertible Participating Preferred Stock.

Subsequently, HA-LO’s consolidated financial statements had listed Starbelly’s assets as having a value of $240 million.  In fact, Starbelly turned out to be completely worthless, generating large operating losses and failing to provide any of the benefits HA-LO anticipated.  As a result, HA-LO ultimately removed the value previously attributed to Starbelly from its financial statements.

For the calendar year that ended on December 31, 2000, the year prior to the commencement of these bankruptcy cases, on a consolidated basis, the Debtors reported a net pre-tax loss of $55,898,765 on sales revenues of $714,812,000.  Of that amount, a net loss of $61,667,800, on sales revenues of $444,231,000, was attributable to the Debtors’ North American promotional products business, including both HA-LO and Lee Wayne.

HA-LO built its European operations by acquiring six companies that had unique core competencies, customer relationships, market share leadership positions, and growth opportunities.  For example, in 1999, HA-LO acquired Hogberg International AS, a promotional products company with operations in Germany, Norway, and Finland.  In 1999, HA-LO also acquired Parsons International SA, a supplier of mail order premiums headquartered in France.  The acquisition provided HA-LO Europe with sourcing operations in Asia.

Historical Review of HA-LO U.S.

1972	• HA-LO is founded by Louis Weisbach.

1992	• HA-LO completes public offering and begins consolidating promotional products industry through acquisitions.

1994 - 1999

•   HA-LO completes more than 30 acquisitions and expands to 45 offices in over ten countries.

•   HA-LO commits to corporate headquarters building lease that will cost approximately $1 million per month in occupancy expense (1998).

2000	• HA-LO completes acquisition of Starbelly.com.

February 2001

•   Marc Simon joins HA-LO as Chief Executive Officer; HA-LO owes $74 million in secured bank debt and is overdrawn on its credit facility by $9 million; HA-LO U.S. is experiencing a $6 million monthly operating cash flow loss.

March 2001	• HA-LO agrees to sell its interests in iDentify for $20 million in cash.

May 2001	• HA-LO sells Market USA for $32.5 million in cash. • HA-LO sells LAGA for $25.5 million in cash, plus an earn-out.

July 2001	• HA-LO U.S. secures $30 million DIP financing facility and files its Chapter 11 case.

September 2001	• HA-LO U.S. announces planned consolidation of transaction processing operations to Sterling, Illinois and shut-down of its more expensive operations facility in Niles, Illinois.

November 2001	• HA-LO U.S. physically moves Niles operations to Sterling (consolidation complete in January 2002)

January 2002

•   HA-LO completes sale of its unprofitable Detroit and Canadian promotional products operations for $11 million in cash and notes and retains associated accounts receivable equal to approximately $12 million, net of associated expenses.

April 2002	• HA-LO U.S. reorganizes sales structure and consolidates remaining sales support functions in Sterling, Illinois facility.

May 2002

•   HA-LO U.S. achieves profitability for the month on a recurring EBITDA basis.  Thereafter, without regard to HA-LO Europe’s profits, HA-LO U.S. operates at “break-even” or at a nominal loss on a monthly recurring EBITDA basis up until the time of the sale to the HIG Buyer.

July 2002

•   HA-LO completes sale of Promotional Marketing LLC, its Upshot Marketing Agency, for $10.25 million in cash plus an earn-out and uses the net proceeds to completely repay its secured bank lenders, subject to future borrowings.

May 2003

•   HA-LO completes sale of substantially all of its remaining assets to the HIG Buyer for a purchase price of (i) $14 million in cash, (ii) a $5 million non-contingent, secured promissory note, (iii) a $3 million contingent, unsecured promissory note payable only if the HIG Buyer reaches certain financial targets contained in such note; and (iv) the assumption of certain liabilities.

Historical Review of HA-LO Europe

1997

•   HA-LO expands into Europe by acquiring Joking S.p.A., a promotional products firm in Italy that serves as the creative foundation of HA-LO Europe.

•   HA-LO Europe acquires Bavelco Bvba, the largest and most well established promotional products company in Belgium.

1998	• HA-LO Europe acquires PMI which secured Ford and its affiliates as customers in Europe. • HA-LO Europe acquires Formula Marketing.

1999

•   HA-LO Europe acquires Parsons International SA, a leading premium supplier, headquartered in France, with sales offices in Italy, the Netherlands and the U.K. and a buying office in Hong Kong.

•   HA-LO Europe acquires Hogberg International AS, a company headquartered in Norway with sales offices in Finland, Germany and the UK. oHogsb o

2001	• As part of its pan-European strategy, the management team consolidates several warehouses serving Europe, thereby eliminating two locations and reducing distribution costs by $520,000 annually.
•
2002

•   HA-LO Europe completes the consolidation of offices in the London area, a move that was expected to eventually reduce related expenses by greater than $500,000.  HA-LO Europe generates $3.5 million EBITDA for its parent.

May 2003

•   HA-LO completes sale of substantially all of its remaining assets, including its HA-LO Europe subsidiaries, to the HIG Buyer for a purchase price of (i) $14 million in cash, (ii) a $5 million non-contingent, secured promissory note, (iii) a $3 million contingent, unsecured promissory note payable only if the HIG Buyer reaches certain financial targets contained in such note; and (iv) the assumption of certain liabilities.

2.                                      Financial State Of HA-LO As Of Late February, 2001

Immediately prior to February 22, 2001, the date of Marc Simon’s hiring as HA-LO’s new Chief Executive Officer, HA-LO owed approximately $74 million under a revolving credit facility to its lenders, Comerica Bank and LaSalle Bank National Association (collectively in such capacity, the “Pre-Petition Banks”).  During the first calendar quarter of 2001, HA-LO’s EBITDA losses were averaging approximately $6 million per month.  In addition, the loan was in default for violations of a number of financial covenants.  Finally, the loan was approximately $9 million out of formula in that HA-LO’s borrowing base only entitled HA-LO to borrow $65 million.  In short, HA-LO was not entitled to borrow any additional funds from the Pre-Petition

Banks.  Moreover, as of that date, HA-LO had no cash and no prospects for obtaining any cash inasmuch as its receivables were directed to lock box accounts at the Pre-Petition Banks that were swept on a daily basis and applied to the outstanding borrowings under the credit facility.  Thus, if the Pre-Petition Banks had refused to make additional advances, HA-LO would have been without the means to operate its business.

In addition, HA-LO lacked the ability to refinance the loan with another lender.  Given the substantial overadvance and high percentage of receivables that were over sixty days past due, as well as huge on-going operating losses and the absence of any recovery plan, HA-LO lacked the ability to obtain financing from another lender to pay off its indebtedness to the Pre-Petition Banks.  Moreover, HA-LO’s then President and then Chief Operating Officer could not obtain replacement financing due to the fact that they had recently defaulted on a multimillion dollar personal obligation owed to Johnson Bank, which led to the entry of an $11.3 million default judgment which was subsequently vacated against them on September 1, 2000 and the garnishment of their HA-LO wages.

Because of this credit crunch, despite the fact that HA-LO’s trade vendors were already stretched beyond normal payment terms, HA-LO was compelled to extend its trade vendors even further.  In response, many vendors refused to ship products to HA-LO unless it made an advance payment or paid cash on delivery, which often was not possible due to HA-LO’s lack of liquidity.  The vendors’ refusal to ship, or delay in making any shipments, in turn generated customer and sales representative dissatisfaction.  In short, this liquidity crunch threatened the continued survival of the company’s core business.

In an effort to improve its liquidity, HA-LO’s former management team spent many months attempting to sell off its non-core assets, including Lipson Associates, Inc. (“LAGA”), MarketUSA, Inc. (“Market USA”) and Promotional Marketing LLC d/b/a Upshot (“Upshot”).  However, they were unable to sell any of these assets.

3.                                      February 22, 2001 Through July 30, 2001

On February 22, 2001, HA-LO hired Marc Simon as its new chief executive officer.  Shortly thereafter, the Pre-Petition Banks agreed to continue financing HA-LO’s operations, at least for a short time, as HA-LO began its restructuring effort.

During the ensuing three and one-half months, HA-LO consummated the sale of two of its three non-core businesses – namely, LAGA and Market USA, as well as the sale of a joint venture interest it had recently acquired, iDentify.  In so doing, HA-LO generated approximately $78 million of cash.

Summary of Divestitures (March, 2001 to May, 2001)

(Dollars in millions)

Divested Business	Date of Close	Sale Price

Identify	March to May 2001	$20.0
Market USA	May 2001	32.5
LAGA	May 2001	25.5

Total		$78.0

In addition, during the five-month period between February 22, 2201 and the commencement of these cases on July 30, 2001, HA-LO reduced its secured bank debt from approximately $74 million to $14 million and improved the status of the loan from $9 million out of formula to 50% or less of formula-permitted borrowing.  During the same period, HA-LO improved the quality of its receivables in the following respects:  (i) the average time to collect its receivables was reduced from 68 to 53 days, and (ii) the over 90 day receivables were reduced from $23 million to $12 million.

Beginning in February, 2001, HA-LO instituted a number of cost-cutting initiatives that reduced its recurring core business monthly EBITDA loss from $6 million in January 2001 to just over $3 million in July 2001.  In addition, HA-LO re-focused itself on process, methodology, reporting, and attention to key performance indicators so that it would operate as a disciplined, accountable business.  Between February, 2001, and July, 2001, the core business support staff was reduced from more than 850 people to fewer than 500 people.

HA-LO also began the process of strengthening its subsidiaries by eliminating $1 million in monthly EBITDA losses at Upshot by working closely with Upshot’s management and installing new management teams at HA-LO’s European subsidiaries.

Ultimately, however, based on continued monthly losses, liquidity problems and growing pressure from the banks, HA-LO’s management team concluded, after consulting with its professional advisors, that despite the significant progress made in reducing expenditures over the course of the previous five months it could not complete its restructuring out of court, and that its interests, along with those of its creditors, employees and other constituencies, would be best served by filing a Chapter 11 bankruptcy petition.  Accordingly, after obtaining the approval of their respective Boards of Directors, the Debtors each filed Chapter 11 petitions on July 30, 2001.

C.                                    Significant Funded Pre - Petition Indebtedness

As of the Petition Date, pursuant to (1) two Revolving Credit Notes dated March 31, 2000 in the original aggregate principal amount of $80 million executed by the Debtors in favor of the Pre-Petition Banks, (2) a Revolving Credit Agreement dated as of March 31, 2000, as amended, (3) a domestic security agreement dated March 31, 2000 between the Debtors and the Banks and (4) all other documents executed in connection therewith (collectively, the “Pre-Petition Credit Agreement”), HA-LO was indebted to the Pre-Petition Banks in the approximate amount of $15 million.

In addition, Lee Wayne and certain other of HA-LO’s subsidiaries guaranteed HA-LO’s obligations to the Pre-Petition Banks under the Pre-Petition Credit Agreement.  The Pre-Petition Credit Agreement was secured by (a) a first priority security interest in substantially all of the assets and properties of HA-LO and certain of its subsidiaries including Lee Wayne, and (b) a pledge of 100% of the capital stock of certain of HA-LO’s subsidiaries including Lee Wayne.  All of the obligations under the Pre-Petition Credit Agreement were paid in full upon the execution of the DIP Credit Agreement (as hereafter defined).

III.                                 EVENTS DURING THE CHAPTER 11 CASES

As a consequence of the Debtors’ commencement of the chapter 11 cases, all actions and proceedings against the Debtors and all acts to obtain property from the Debtors have been stayed under section 362 of the Bankruptcy Code.  The Debtors are continuing to serve as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

HA-LO’s Chapter 11 case has proceeded in several overlapping, but nonetheless distinct, phases.  Phase I consisted of the stabilization of its business and the aversion of harmful effects that might otherwise arise from the specter of bankruptcy.  Phase I included, among other things, the filing of the “first day motions,” as well as other events, all of which are described in further detail below.  Phase II consisted of an aggressive and multi-faceted business consolidation program designed to restore the financial health of the company by eliminating uneconomic components of the business, reducing expenses, achieving efficiencies, and jettisoning non-core businesses that were not a part of the company’s business plan.  During Phase III, the Debtors determined, after consultation with their investment bankers and the Official Committee, that a sale of substantially all of the Debtors’ assets would maximize the value of the Estates and provide greater and more immediate benefits to their creditors than those which they could otherwise provide under a plan of reorganization under which the Debtors would emerge as reorganized companies.  As a result, during Phase III, the Debtors sold substantially all of their remaining assets.  Phase IV consisted of the Debtors’ pursuit of certain litigation claims, including those related to HA-LO’s acquisition of Starbelly.

A.                                    Phase I - Stabilization of Business

1.                                      First Day Motions Filed

In an effort to minimize the impact of the commencement of the chapter 11 cases on the Debtors’ operations and to facilitate the administration of the chapter 11 cases, the Debtors (i) held town hall meetings to persuade the Debtors’ stakeholders to assist with the Debtors’ rehabilitation; and (ii) filed various motions and applications on the first day of these cases.  These so-called “first-day motions” requested relief that is typical for large, complex chapter 11 cases.  The following are a summary of the most significant of the first-day motions, each of which were granted by the Bankruptcy Court, and their respective impacts on the Debtors:

a.                                       Sales Representative Retention Program

The sales representatives were critical to the success of HA-LO.  Without the sales force, there could not be a successful reorganization.  In most instances, HA-LO’s sales representatives were its primary, if not sole, contact with the ultimate customer.  In a real sense, the sales representatives who had direct (and often long-term) relationships with HA-LO’s customers were like actual customers.  In most businesses, the sales force works for management.  In this industry, the opposite is true.  Management works for and supports the sales force.  HA-LO provided a processing service for them which often can be provided by a competitor.

In the first seven months of 2001, the top 50 sales representatives booked more than $70 million in sales for HA-LO.  The top 10 alone booked more than $42 million in sales during this period.  As this demonstrates, failure to maintain the loyalty and support of HA-LO’s sales representatives by expeditiously filling the orders placed by their customers could have represented the difference between a successfully reorganized company with a strong and loyal sales force and a chapter 7 liquidation of HA-LO’s assets.

As is typical in the promotional products industry, the vast majority of HA-LO’s sales representatives did not have exclusive employment contracts with HA-LO.  Many, if not most, of HA-LO’s sales representatives were being regularly recruited by HA-LO’s competitors.  Because sales representatives can readily move to another distributor overnight without missing an order, the sales force was vulnerable to recruitment by competitors.

Prior to the Petition Date, HA-LO paid commissions to its sales representatives when HA-LO itself received payment on a particular order.  In an effort to entice the sales representatives to continue to work with HA-LO, on August 1, 2001, HA-LO instituted a sales representative retention program (the “Sales Representative Retention Program”).(12)

The Sales Representative Retention Program had two components:  (a) with respect to commissions on sales booked before the Petition Date and that became due and payable post-petition, the Debtors received authority to pay such commissions, in the ordinary course, on a due and timely basis, to only those sales representatives who signed a written commitment to place orders exclusively with HA-LO through November 30, 2001; and (b) with respect to each sale billed from July 30, 2001 through December 31, 2001, HA-LO received authorization to pay the subject sales representative a bonus or “kicker” equal to five percent (5%) of the gross profit on such sale; each such kicker was paid on or after February 28, 2002, provided that the applicable sales representative was an employee and/or representative of HA-LO on that date and remained loyal to and booked sales exclusively with HA-LO during the period from July 30, 2001 through February 28, 2002.

(12)  HA-LO engaged in an extensive communication effort to convince all of its stakeholders to stay with HA-LO and to accept the Sales Representative Retention Program.

b.                                       Employee Retention Program

In order to effectuate a successful reorganization, the Debtors recognized that the diligent contribution of the employees and management throughout the reorganization process was an essential element thereof.  To incentivize the then-current employees and management to remain loyal to HA-LO during the transitional period, by not merely remaining on the HA-LO payroll but by diligently focusing on the job at hand, HA-LO adopted a retention and incentive program (the “Employee Retention Program”) for such employees.

With respect to non-management employees, the program consisted of the payment of pre-petition wages, the honoring of benefits which had accrued pre-petition, the continuation of the employee severance program and, pursuant to the first day motion, the establishment and allocation of an incentivized retention pool for such employees who would ultimately lose their jobs in connection with the implementation of HA-LO’s business consolidation plan.  Given that these employees were essentially working themselves out of jobs, these components were necessary and effective to maintain the day-to-day operations of HA-LO and Lee Wayne during the bankruptcy cases.

With respect to management employees, the motion which authorized the Employee Retention Program had four components:(13) (a) the assumption of the employment contract of Marc S. Simon, HA-LO’s Chief Executive Officer; (b) the ratification or establishment of severance benefits for key members of HA-LO’s management team; (c) the establishment and allocation of an incentivized retention bonus pool for members of the management team who have made substantial contributions to the reorganization effort; and (d) the establishment and allocation of an incentivized, success-based bonus pool for members of the management team who have made substantial contributions to the reorganization effort.

Under element (d) described above, certain members of the management team will be entitled upon the Effective Date to receive money under the Employee Retention Program which is payable as a percentage of, and at the time of, the disbursement to unsecured creditors under the Plan.  As such, these members of management are creditors of HA-LO (and comprise the group referred to herein as Holders of Success Claims).  These Success Claims will be satisfied pursuant to the terms set out in the Success Claims Order as modified by the Plan.

The Employee Retention Program proved to be successful and the vast majority of the Debtors’ employees remained loyal to the Debtors throughout the chapter 11 cases until the sale of the Debtors’ remaining business to the HIG Buyer.

c.                                       Vendor Retention Program

In an effort to (a) persuade vendors to continue to supply goods and services to the Debtors on a timely basis, thus preserving the loyalty of customers and sales representatives, and (b) persuade vendors to continue to supply goods and services to the Debtors on credit terms, rather than cash on delivery or cash in advance, the Debtors, on August 1, 2001, instituted a vendor payment program (the “Vendor Payment Program”) under which they agreed to pay

(13)  The sixth component of the motion dealt with the incentives provided to non-management employees which is described in the preceding paragraph.

vendors within seven days of shipment, or on such more favorable credit terms as such individual creditors and the Debtors may agree.

The results of the Vendor Payment Program were enormously successful.  The program resulted in 95% of the Debtors’ vendors providing uninterrupted service and credit shipments.

d.                                       Debtor In Possession Financing

The Debtors also filed on July 30, 2001 a motion requesting approval of a $30 million post-petition credit agreement (as amended, modified or supplemented from time to time, the “DIP Credit Agreement”) from LaSalle Bank National Association(“LaSalle”) and Comerica Bank (Comerica, and collectively with LaSalle, the “Post-Petition Lenders”) to the Debtors and certain of their non-debtor subsidiaries.  The motion was granted on August 1, 2001, on an interim basis, pending the entry of a final order, which was ultimately entered on October 12, 2001, at which time the facility was increased to $31 million.  The Debtors’ obligations to repay amounts borrowed under the DIP Credit Agreement were secured by, among other things, first priority liens and security interests in substantially all of the Debtors’ assets, subject, however, to a carve-out for (a) amounts payable to the United States Trustee, (b) up to $500,000 for payment of allowed fees and expenses incurred, in the aggregate, by all of the professionals who are employed by the Debtors or reorganized Debtors, (c) subject to certain limitations, up to $500,000 of allowed fees and expenses of professionals retained by the Official Committee, and (d) up to $600,000 for amounts due to the Debtors’ employees or commissioned salespersons.

The DIP Credit Agreement was thereafter amended nine times, the most recent of which was to extend the term of the DIP Credit Agreement to June 30, 2003, and to reduce the maximum credit limit under the facility to reflect the Debtors’ reduced borrowing needs.  During the course of these events, Comerica was paid in full, thereby leaving LaSalle as the sole lender under the terms of the DIP Credit Agreement.

Under the terms of the financing orders, the Post-Petition Lenders were authorized to apply all cash collected by the Debtors after the commencement of the chapter 11 cases, first towards repayment of indebtedness to pre-petition lenders and then towards the post-petition indebtedness.  As a result, the pre-petition indebtedness was paid in full.  The DIP Credit Agreement and the credit facility have since been terminated.  The outstanding balance was satisfied in full upon the closing of the sale of substantially all assets of the Debtors to the HIG Buyer and the Post-Petition Lenders have released their liens in connection therewith.

2.                                      Retention of Professionals

The Debtors filed applications requesting approval by the Bankruptcy Court of the Debtors’ retention of various professional firms to be utilized throughout the bankruptcy proceedings, including the retention of (i) Orrick, Herrington & Sutcliffe LLP as its lead bankruptcy counsel until February 19, 2003 (on which date Debtors’ lead attorneys resigned from Orrick and joined LeBoeuf, Lamb, Greene & MacRae, LLP), (ii) LeBoeuf Lamb Greene & MacRae as its lead bankruptcy counsel from February 19, 2003 to present; (iii) Klett Rooney, Lieber & Schorling, a professional corporation, as its Delaware bankruptcy counsel while the

Bankruptcy Cases were pending before the Delaware Bankruptcy Court, (iv) Silverman Consulting, as financial advisor, (v) Neal, Gerber & Eisenberg, as its special corporate counsel, (vi) Sperling & Slater, P.C., as its special litigation counsel, (vii) Logan and Company, Inc., as the claims and notice agent for the Debtors; and (viii) AlixPartners as Debtors’ litigation consultant.  Since their hire, each of these firms has made significant contributions to HA-LO’s restructuring effort.

3.                                      Appointment of Creditors’ Committee

As stated above, an official committee comprised of unsecured creditors (the “Official Committee”) in these chapter 11 cases was appointed by the U.S. Trustee’s office on August 21, 2001.  The Official Committee is comprised of the following seven (7) members:  Norwood Promotional Products, Inc., Alpha Shirt Company, Broder Bros. Co., Cutter & Buck,  CenterPoint Properties, Inc., Edvica Investment Company, Ltd., and Reed Illinois Corporation.  The Official Committee thereafter retained Piper, Marbury, Rudnick & Wolfe (now known as Piper Rudnick) and Saul Ewing, LLP as co-counsel and Pricewaterhouse Coopers LLP (“PwC”) and FTI Consulting (“FTI”) as financial advisors.  (After PwC sold its consulting division to FTI, the Official Committee retained FTI as its financial advisors.)  Since their hire, each of these firms has made significant contributions to HA-LO’s restructuring effort.

4.                                      Other Significant Phase I Events

A meeting of creditors under Section 341 of the Bankruptcy Code was convened by the U.S. Trustee’s office on October 9, 2001.  On October 6, 2001, the Debtors filed their Schedules of Assets and Liabilities, List of Equity Interest Holders and Statement of Financial Affairs.  On May 1, 2002, the Bankruptcy Court entered an order establishing July 15, 2002, as the general bar date for filing proof of claims in these chapter 11 cases.

Finally, in addition to the “first-day motions” described above, the Debtors filed motions, each of which was subsequently granted by the Delaware Bankruptcy Court, for the following: (a) joint administration of the chapter 11 cases, (ii) authority to continue to use the Debtors’ existing cash management system, (iii) authorization to pay certain prepetition compensation and benefits owed to the Debtors’ employees, (iv) continued use of the Debtors’ business forms, and (v) entry of an order restraining utilities from shutting off their services to the Debtors.

B.                                    Phase II - Business Consolidation Program

Prior to and upon commencement of the bankruptcy cases, the Debtors embarked upon an aggressive and multi-faceted program to restore the Debtors’ financial health by eliminating uneconomic components of the business, reducing expenses, achieving efficiencies, and selling non-core businesses that were not a part of the company’s new business plan.  The implementation of this program, which involved, among other things, the specific measures detailed below, resulted in a very significant reduction in fixed costs from January 2001 to July 2002.

In addition, during this time period, the Delaware Bankruptcy Court granted the Official Committee’s request to transfer venue of the Chapter 11 Cases to the United States Bankruptcy

Court for the Northern District of Illinois.  Moreover, the Delaware Bankruptcy Court entered an order approving the terms of the employee retention program negotiated by and among counsel for the Debtors and the Official Committee.  Under the terms of this program, inter alia, the Debtors’ Chief Executive Officer and certain members of the Debtors’ management team will be entitled to receive distributions tied to various performance criteria, the most significant of which is the making of distributions to general unsecured creditors.  The terms of the retention program are set forth in the Success Claims Order, as modified by the Plan.

1.                                      Rejection of CenterPoint Lease

Pursuant to Section 365(a) of the Bankruptcy Code, a debtor in possession may reject any executory contract or unexpired lease, subject to the approval of the Bankruptcy Court.  As part of the Debtors’ aggressive effort to reduce operating costs, the Debtors have reviewed hundreds of contracts and leases to determine which such contracts and leases were no longer useful or necessary.

While the rejection or replacement of numerous leases led to increased profitability, the rejection of the CenterPoint Lease and the relocation of HA-LO’s headquarters to Sterling, Illinois had far and away the most significant financial impact on the Debtors.  The CenterPoint Lease was a lease of a newly built, top-of-the-line, seven story office building to house HA-LO’s headquarters; the lease required HA-LO to make rent payments and other related occupancy payments of approximately $1 million per month in the aggregate.

In September, 2001, the Debtors sought an order authorizing them to replace the CenterPoint Lease with a combination of leases for other office space (primarily in Sterling, Illinois, where Lee Wayne’s headquarters currently are housed) with an aggregate cost of approximately $40,000 per month.  In addition, because HA-LO’s new headquarters was relocated in the same building as Lee Wayne’s headquarters, the Debtors benefited from significant personnel consolidation.  The relocation saved HA-LO U.S. in excess of $10 million in annualized occupancy expense.  HA-LO U.S. also eliminated greater than 230 administrative positions and benefited from the lower wage rates in its new location.  As a result, the Debtors expected to realize a net savings in personnel costs of approximately $10.2 million per year.  In the aggregate, the replacement of the CenterPoint Lease and consolidation of operations in Sterling, Illinois, were expected to save the Debtors approximately $23.2 million in annual occupancy and other related personnel expenses.

2.                                      Rejection of Other Executory Contracts and Unexpired Leases

In addition to the rejection of the CenterPoint Lease, at various times throughout the pendency of the Chapter 11 cases, the Debtors requested the right to, and in each case were authorized by the Bankruptcy Court to, reject certain other contracts and leases based on the conclusion that such contracts and leases were no longer useful or necessary.  These contracts and leases have included the following: employment agreements, automobile leases, office equipment leases, technology leases, service agreements and non-residential real property leases.  Additionally, in many instances, the Debtors discovered leases that were in fact useful but were determined to be too costly.  Whenever possible, the Debtors rejected such leases and, to the extent necessary, negotiated “replacement leases” at a lower cost.  All told, the Debtors rejected or replaced approximately 170 contracts and leases, resulting in multi-million dollar savings per year.

3.                                      Institution of HA-LO At-Home

HA-LO was historically slow to consolidate sales support functions of acquired companies in one location.  Pre-restructuring, many of HA-LO’s sales personnel around the country were maintained in expensive leased office space and employed underutilized sales support/customer service staff, all of which was paid for by HA-LO U.S.  From February, 2002 through May, 2002, HA-LO centralized sales support functions in Sterling, Illinois, closed unprofitable sales offices and terminated unprofitable sales professionals.

•                  Consolidating Sales Support Functions – In April, 2002, HA-LO mandated that all HA-LO U.S. sales personnel work from home (or to pay for their own office space and support staff) and use the centralized customer support available in Sterling, Illinois. These initiatives significantly reduced HA-LO’s fixed occupancy and payroll-related costs; all sales professionals for HA-LO U.S. thereafter operated with negligible fixed costs.  This initiative provided the majority of the cost savings during this period, reducing fixed expenses by approximately $14.2 million.  In addition to reducing fixed costs, centralizing sales support functions in one location was then expected to increase productivity of customer support personnel, increase communication, and allow for better management.

•                  Closing Unprofitable Sales Offices and Termination of Sales Professionals – During its prior acquisition program, HA-LO acquired many sales offices around the country and relocated them to expensive, high rent areas.  As part of its desire to create a company with low fixed costs, the management team reviewed the profitability of sales offices and shut down these offices where high fixed costs prohibited positive cash flow.  HA-LO also reviewed its entire sales force (given their historical performance and cost structure) and determined which of the employee sales professionals were not profitable based on their use of HA-LO’s support services, average order size, and average gross margin.   Based on this review, HA-LO was able to eliminate unprofitable sales professionals and a considerable number of personnel who supported them.  In connection with this program, the Debtors rejected some post-petition leases, which gave rise to damage claims.  These claims have largely been resolved.  Nonetheless, in the aggregate, this program resulted in significant cost savings.

•                  “Rightsizing” of Sterling Support Operations – By consolidating its United States-based customer support functions, HA-LO was able to develop a support organization in Sterling, Illinois that was large enough to handle a significantly higher sales volume than HA-LO’s sales run rate.  Consequently, in May, 2002, HA-LO terminated customer support people in order to align the size of the support operations with the size of the restructured company.  This restructuring initiative resulted in substantial fixed costs savings.

4.                                      Fulfillment Program Rejections

As described previously, one portion of the Debtors’ promotional products business was conducted via fulfillment programs. As previously stated, fulfillment programs are “business-to-business” and/or “business-to-consumer” operations whereby the Debtors procured and maintained a certain amount and variety of branded merchandise in their warehouses, which merchandise was listed for sale in a catalog or electronic database available to the customer and, in some instances, purchasers authorized by the Debtors’ customer, such as subsidiaries, affiliates, employees, and, occasionally, customers or patrons of the customer.  Under most of these programs, the merchandise was not sold until an authorized purchaser placed an order.  On account of the nature of these fulfillment programs, orders tended to be relatively small in relation to drop ship orders.

As part of their reorganization efforts, the Debtors streamlined their operations in order to focus on their core business.  In so doing, the Debtors identified and terminated a number of their fulfillment programs (the “Discontinued Programs”) which the Debtors identified as loss-generating programs.

5.                                      HA-LO Europe

Since June, 2001, the management team of HA-LO Europe aggressively implemented a strategy that simplified its operations and uniquely positioned it to succeed in the fragmented, European promotional products industry.  Prior to the sale, such strategy generated over $2.39 million in annual cost savings for HA-LO Europe and included the following features:

•                  Centralized pan-European distribution – As part of its new strategy, HA-LO Europe eliminated several warehouses located throughout the continent by consolidating much of its fulfillment operations into a centrally located facility in Antwerp, Belgium.  As a result of this consolidation, HA-LO Europe reduced its annual rent and other distribution related expenses by $520,000.

•                  Consolidated local offices – Prior to 2001, the companies acquired by HA-LO Europe operated semi-autonomously.  In 2001 and 2002, the new European management team began to consolidate local offices and realize the overdue synergies from the acquisitions.  For example, the Company consolidated four offices in the U.K. into one office outside of London.  In 2003, HA-LO Europe was expected to realize its first full year of benefits from such changes.  Overall, as a result of these initiatives, HA-LO Europe reduced occupancy and other redundant expenses by approximately $1.87 million annually.

•                  Increased pan-European communication – The new management team worked with local country offices to overcome cultural and other barriers and increase communication between operations.

•                  Utilized purchasing power – The management team consolidated purchasing information to determine its top suppliers in Europe.  In the first half of 2002, the Company consolidated its purchasing information and determined that offices in several countries were purchasing items from the same vendors, but often at different prices.  HA-LO

Europe realized the opportunities of this purchasing scale and began to use its consolidated scale to negotiate better pricing from the vendors.

C.                                    Phase III - Sale of Substantially All of the Debtors’ Assets

Notwithstanding the significant savings achieved during the course of Phase II, the Debtors continued to sustain operating losses.  Ultimately, it became apparent that the Debtors would have great difficulty surviving and completing their restructuring efforts without additional liquidity.  Moreover, these problems were compounded by the expense of operating a company under Chapter 11.  As a result, the Debtors, after consultation with the Official Committee, determined that they could best maximize the value of the Estates by selling certain assets.

1.                                      Sale of Detroit division and HA-LO Canada, Inc.

Pursuant to Section 363 of the Bankruptcy Code, a debtor, after notice and a hearing, may sell property of the estate outside the ordinary course of business.  As part of its cost cutting efforts, the Debtors analyzed all components of their business and determined that it was in the best interest of the estate to sell certain divisions and subsidiaries.

On December 18, 2001, HA-LO entered into an agreement to sell substantially all of the assets of its Detroit, Michigan-based promotional products division (the “Detroit Division”) to the Beanstalk Group, LLC (“Beanstalk”) for $8 million, $6 million of which was payable at closing and $2 million of which was in the form of a deferred payment.  HA-LO retained approximately $12 million of the Detroit Division’s accounts receivable.  In addition to the generation of $8 million, as part of the sale, two significant claims(14) that were likely to arise against HA-LO were released.

Concurrently, HA-LO also agreed to sell to Beanstalk all of its stock in HA-LO Canada, Inc. (“HA-LO Canada”) for $2 million.  As part of the transaction, HA-LO also transferred a $6 million intercompany claim against HA-LO Canada so as to eliminate any intercompany obligations owing from HA-LO Canada to HA-LO.

The Detroit Division and HA-LO Canada represented approximately $100 million in sales, had HA-LO’s most significant customer concentration, and were losing approximately $4 million in annual EBITDA.  HA-LO U.S. acquired these sales offices in 1997 and, up to the time of divestiture, operated these offices independently.  Therefore, without disrupting the ongoing operations of HA-LO U.S., the divestiture of the Detroit Division and HA-LO Canada increased cash flow, eliminated HA-LO’s most significant customer concentration (and thereby diversified the customer base and reduced the risk that the loss of a single customer would have a material adverse effect upon the company), and created a more cohesive and focused business in the United States.

(14)  As part of the purchase price, Beanstalk assumed liability for claims arising out of the Debtors’ (i) rejection of the Sales Representative Agreement dated March 29, 2000 by and among HA-LO and PVL, Inc.; and (ii) rejection of its real property lease in Troy, Michigan.  HA-LO estimates that these claims could otherwise have cost the Estates millions of dollars.

2.                                      Sale of Upshot

On May 22, 2002, HA-LO entered into an agreement to sell substantially all of the assets of its wholly-owned subsidiary, Promotional Marketing, L.L.C., d/b/a Upshot (hereafter “Upshot”), a Chicago, Illinois-based marketing business, for $10.75 million, plus or minus certain working capital and other adjustments, payable in cash at closing.  The sale disposed of a non-core business while eliminating most of HA-LO’s secured bank debt.  As a result, HA-LO improved its liquidity while saving the considerable interest and fee-based expenses otherwise arising under the DIP Credit Facility.

3.                                      Sale Of Remaining Assets To The HIG Buyer

In May 2003, HA-LO and Lee Wayne sold substantially all of their remaining operating assets and assumed and assigned certain executory contracts and unexpired leases to H.I.G. Capital, L.L.C. (the “HIG Buyer”) for a purchase price of (i) $14 million in cash, (ii) a $5 million non-contingent, secured promissory note, (iii) a $3 million contingent, unsecured promissory note payable only if the HIG Buyer reaches certain financial targets contained in such note; and (iv) the assumption of certain liabilities.  The assumed liabilities included (a) HA-LO’s post-petition trade payables, (b) obligations to provide services or merchandise in respect of customer deposits, (c) certain employee benefit plans and obligations, and (d) purchase orders and obligations of the Debtors to purchase goods.  The HIG Buyer also assumed liability for all obligations under the assigned agreements and leases arising after the closing date.  In connection with the assumed and assigned contracts, the Debtors satisfied all cure claims related thereto.

D.                                    Phase IV - Litigation

In addition to the cash proceeds of the above described asset sales, deferred cash and certain payments due in connection with the above described asset sales, the Debtors’ other significant assets are three litigation claims related to HA-LO’s acquisition of Starbelly and approximately 1,000 claims for the recovery of preferential payments (the “Preference Claims”).(15)  Given the Debtors’ present cash position (approximately $8 million as of the date hereof) and the contemplated recoveries on the Preference Claims, the Debtors anticipate that they will have sufficient assets to finance the prosecution of the Estate Claims discussed below.

1.                                      The Estate Claims

The Debtors believe that the Estate Claims will generate between $0 and $400 million in compensatory damages.  The Debtors feel very encouraged regarding their ability to prevail on each of the Estate Claims but, nevertheless, caution that litigation is inherently unpredictable and, thus, the Debtors cannot predict the outcome of the Estate Claims other than to provide the range of potential recoveries.  Indeed, the defendants in these litigation matters have retained sophisticated law firms and have vigorously defended the matters.  To date, the defendants have

(15)  The Debtors and the Official Committee are exploring the advisability of filing additional claims and the Estate Claims described herein are not intended to be exhaustive.

not made any settlement offers to the Debtors.  In light of the foregoing, these Estate Claims are simply incapable of being valued with any certainty.  The Estate Claims include the following:

a.                                       HA-LO Industries, Inc., et al. v. J.P. Morgan Partners, et al.

On October 22, 2002, HA-LO filed a lawsuit alleging that certain persons and entities who received payments in cash and stock in connection with HA-LO’s acquisition of Starbelly received fraudulent transfers.  As discussed more fully in Section II.B.1., on January 17, 2000, HA-LO acquired Starbelly from the defendants for consideration valued at approximately $240 million (the “Purchase Price”) at the time the Merger Plan was executed.  HA-LO alleges that Starbelly turned out to be completely worthless.  HA-LO further alleges that the transaction left HA-LO with an unreasonably small amount of assets and insufficient working capital to carry on its business and that this put HA-LO’s creditors at extreme risk.  In addition, HA-LO alleges that it funded substantial operating losses to develop the Starbelly technology before it determined that the technology was worthless.  Pursuant to its complaint, HA-LO seeks to void the transaction and recover the Purchase Price on the basis that the transfer was a fraudulent conveyance under the Illinois Uniform Fraudulent Transfer Act and Section 544(b) of the Bankruptcy Code.

The defendants in the action HA-LO Industries, Inc. v. J.P. Morgan Partners, et al., Case No. 02 A 01601 (Bankr. N.D. Ill.), dispute various Starbelly-related characterizations in the Disclosure Statement, including the Debtors’ characterizations of (i) Starbelly’s worth, (ii) the conditions in which the Starbelly acquisition “left HA-LO,” (iii) the value of the consideration HA-LO paid for its subsidiary to acquire Starbelly, and (iv) the Debtors’ prospects for obtaining any recovery.  The defendants believe that the Debtors’ fraudulent conveyance claim is without merit.

b.                                       HA-LO Industries, Inc., et al. v. John R. Kelley, Jr.

Defendant John R. Kelley (“Kelley”) was the Chief Executive Officer and President of HA-LO at the time of the Starbelly acquisition.  On August 30, 2002, HA-LO filed a lawsuit alleging that Kelley breached his fiduciary duties of care and loyalty and for waste.  HA-LO believes that Kelley is covered by $50 million in directors’ and officers’ liability insurance policies.  Other claims have been made against the policies by third parties, which may reduce the available coverage.  Nonetheless, the Bankruptcy Court enjoined one such litigation.  Such decision is on appeal.  Even so, the costs of defending such lawsuit may result in a reduction of the available insurance coverage.  In its lawsuit against Kelley, HA-LO alleges, among other things, that Kelley negotiated and recommended consummation of the Starbelly acquisition despite clear indications that the proposed $240 million purchase price far exceeded the reasonable value of Starbelly.  HA-LO further alleges that Kelley failed to disclose material information about Starbelly, interfered with HA-LO’s due diligence process to paint an unduly positive picture of the proposed acquisition, and obtained approval of the transaction from an uninformed board of directors and shareholders.

Kelley has denied many of these allegations and has vigorously defended the lawsuit.

c.                                       HA-LO Industries, Inc., et al. v. Credit Suisse First Boston Corp.

On November 6, 2002, HA-LO filed a lawsuit against Credit Suisse First Boston Corp. (“CSFB”) seeking compensatory damages and disgorgement of the fee earned by CSFB for rendering financial advice and issuing a “fairness” opinion in connection with the Starbelly acquisition.  HA-LO alleges that it retained CSFB in order to provide independent financial advice and a fairness opinion if CSFB concluded in its expert opinion that the Merger price was fair from a financial point of view.  HA-LO further alleges that CSFB recklessly opined that HA-LO’s offer of $240 million in cash and stock for Starbelly was a “fair” price.  HA-LO further alleges that CSFB selected an inappropriate method of valuation, incorrectly and grossly negligently represented how Starbelly measured up against comparable companies, reached unreasonable conclusions about the value of Starbelly that conflicted with its own data, and failed to inform HA-LO of the liquidity crisis that completion of the Starbelly transaction was anticipated to cause for HA-LO.

CSFB has denied many of these allegations and has vigorously defended the lawsuit.

2.                                      The Preference Claims

Under Sections 547 and 550 of the United States Bankruptcy Code, subject to certain statutory defenses, the Debtors are entitled to recover payments made by the Debtors to their creditors on account of antecedent debt during the ninety days prior to the Petition Date.  The Preference Claims consist of approximately 1,000 lawsuits seeking the recovery of payments aggregating approximately $65 million.(16)

IV.                                THE PLAN OF REORGANIZATION

The following is an overview of certain material provisions of the Plan, a copy of which is attached hereto as Exhibit A.  The statements contained in this Disclosure Statement include summaries of the provisions contained in the Plan and in documents referred to therein.  The statements contained in this Disclosure Statement do not purport to be precise or complete statements of all the terms and provisions of the Plan or documents referred to therein, and reference is made to the Plan and to such documents for the full and complete statements of such terms and provisions.

The Plan itself and the documents referred to therein control the actual treatment of Claims against and Interests in the Debtors under the Plan and will, upon the Effective Date, be binding upon all Holders of Claims against and Interests in the Debtors and their estates, and other parties in interest.  In the event of any conflict between this Disclosure Statement, on the one hand, and the Plan or any other operative document, on the other hand, the terms of the Plan and such other operative document are controlling.

(16)  This aggregate amount of payments does not take into account defenses to recovery that may exist, and as such, the Preference Claims may result in an aggregate recovery significantly less than $65 million.  Indeed, the vast majority of these claims are being vigorously contested.  In light of the same, and the likelihood that many of the defendants will have new value and/or ordinary course of business defenses, the Debtors are presently unable to value the Preference Claims with any certainty.

A.                                    Overview of Chapter 11

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code.  Under chapter 11, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and equity holders.  A principal goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated equity holders with respect to the distribution of a debtor’s assets.

The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the filing date.  The Bankruptcy Code contemplates that the debtor, through its pre-bankruptcy management, will continue to operate its business in the ordinary course and remain in possession of its property during the case and while it seeks to negotiate and implement a plan of reorganization, which may call for the emergence of the debtor as a reorganized entity or the orderly liquidation of its assets.  Any activities that are not within the ordinary course of the debtor’s business must be approved by the bankruptcy court before they are undertaken.

The consummation of a plan is the principal objective of a chapter 11 case.  A plan sets forth the means for satisfying claims against and interests in a debtor.  By commencing their bankruptcy cases, the Debtors were able to (i) survive a severe pre-petition liquidity crisis, (ii) preserve the value of their assets during the Chapter 11 Cases, and (iii) thereby make available what could be a significant recovery for unsecured creditors.

Confirmation of a plan by the bankruptcy court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan.

B.                                    Classification And Treatment Of Claims And Interests

The Plan classifies Claims and Interests separately and provides different treatment for different classes of Claims and Interests in accordance with the Bankruptcy Code.  As described more fully below, the Plan provides, separately for each Class, that Holders of such Claims will receive varying treatment (consistent among Holders of Claims and Interests in such Class) based on the different rights of the Holders of Claims in each Class.  Except as expressly provided for in the Plan, a Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes.  A Claim or Interest is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled prior to the Effective Date.

If the Plan is confirmed by the Bankruptcy Court and consummated, the Liquidating Trustee will make the distributions in respect of certain Classes of Claims and Interests as provided for in the Plan.  The Classes of Claims against and Interests in the Debtors created under the Plan, the treatment of those Classes under the Plan and distributions to be made under the Plan are described below and in the Summary Table set forth above in Section I.C. of this Disclosure Statement.

1.                                      Pro Rata Distributions

All distributions to any Class shall be made on a pro rata basis among all of the Holders of Allowed Claims or Allowed Interests in such Class.

2.                                      Administrative Claims

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims (including fee claims) and Priority Tax Claims have not been classified.  Nonetheless, the treatment afforded these Claims is specified in the Plan and is summarized below.

Subject to the provisions of sections 330(a), 331 and 503(b) of the Bankruptcy Code, on, or as soon as practicable after (i) the Effective Date, if such Administrative Claim is an Allowed Administrative Claim as of that date or (ii) the date an Administrative Claim becomes an Allowed Claim, the Liquidating Trustee shall pay, in Cash, to the Holders of each Allowed Administrative Claim, in full satisfaction, settlement and release thereof, one hundred percent (100%) thereof unless such Holder shall have agreed with the Debtors (or the Liquidating Trustee) to less favorable treatment of such Claim; provided that Administrative Claims which are not Allowed Claims on the Effective Date shall be Reserved for on such date and shall be paid if and when such Claims become Allowed Claims.  For purposes of executing the objective of the Plan, to the extent possible, the Debtors shall pay all Allowed Administrative Claims and authorize payments of compensation and expense reimbursement to Professionals before the Effective Date or on the Effective Date just prior to the Debtors’ transfer of their assets to the Liquidating Trust.  The Holders of Administrative Claims are Unimpaired, are deemed to have accepted the Plan, and are therefore not entitled to vote on the Plan.  Without limiting the generality of the foregoing, Administrative Claims shall include the following:

a.                                       Professional Fees and Expenses

Fee claims are Administrative Claims under section 330(a), 331, 503, or 1103 of the Bankruptcy Code for compensation of professionals or other entities for professional services rendered or expenses incurred in the chapter 11 cases on or prior to the Effective Date.  All payments to professionals for fee claims will be made in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court relating to the payment of interim and final compensation for services rendered and reimbursement of expenses.  The Bankruptcy Court will review and determine all applications for compensation for services rendered and reimbursement of expenses.

All final applications for professional fees for services rendered in connection with the Chapter 11 Cases prior to the confirmation date of the Plan shall be filed in accordance with the procedures and timetables set forth in Section 4.1 of the Plan.

b.                                       Reclamation Claims

The Liquidating Trustee shall pay, in Cash, to the Holders of each Allowed Reclamation Claim, in full satisfaction, settlement and release thereof, one hundred percent (100%) thereof, less the amount of any claim(s) that the Liquidating Trustee or the Post-Confirmation Committee may have against such Holder, unless such Holder shall have agreed with the Liquidating Trustee to less favorable treatment of such Claim.

c.                                       Other Administrative Claims

Other Administrative Claims include Claims for costs and expenses of administration of the Chapter 11 Cases allowed under sections 503(b), 507(a)(1), or, if applicable, 1114(e)(2) of the Bankruptcy Code, including: (i) any actual and necessary costs and expenses incurred after the Petition Date of preserving the Debtors’ Estates and operating the businesses of the Debtors; (ii) all fees and charges assessed against the Debtors’ Estates under section 1930, chapter 123 of title 28, United States Code; and (iii) those Claims deemed Administrative Claims by the Bankruptcy Court in a Final Non-Appealable Order.

d.                                       Administrative Claims Bar Date

The Confirmation Order will establish an Administrative Claims bar date for filing certain Administrative Claims, which date will be sixty (60) days after the Effective Date.  Holders of asserted Administrative Claims not paid prior to the Effective Date, other than certain Administrative Claims identified in the Confirmation Order, must make a request for payment on or before such Administrative Claims bar date or be forever barred from doing so.  The notice of confirmation to be delivered pursuant to Fed.R.Bankr.P. 3020(c) and 2002 (f) will set forth such date and constitute notice of this Administrative Claims bar date.  The Liquidating Trustee will have one hundred and twenty (120) days (or such longer period as the Bankruptcy Court may allow) following the Administrative Claims bar date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claims.  The Debtors estimate that, on the Effective Date, the amount of Allowed Administration Claims that have not previously been paid pursuant to an order of the Bankruptcy Court or in the ordinary course of the Debtors’ business will be approximately $2 million.(17)

3.                                      Success Claims

Unless the Holder of any Success Claim shall have agreed to less favorable treatment of such Claim with the Debtors or the Liquidating Trustee or the Post-Confirmation Committee, the Liquidating Trustee shall pay the Holders of Success Claims the applicable amount of success bonuses due to the Holders of Success Claims as calculated under the Success Claims Order.

(17)  On March 27, 2003, Eagle Ring Ltd. (“Eagle Ring”) filed a motion seeking the allowance and payment of an alleged administrative claim in the approximate amount of $1.25 million.  The Debtors dispute Eagle Ring’s claim, and as such, the Debtors have not included Eagle Ring’s claim among those that the Debtors expect to pay prior to the Effective Date.  In the event that Eagle Ring sustains its alleged administrative claim, the amount of Allowed Administrative Claims that have not been previously paid may exceed the Debtors’ $2 million estimate.

Depending upon the amount of money distributed to general unsecured creditors, these Success Claims may be very substantial.  However, by tying the Success Claims to the value distributed to general unsecured creditors, the Debtors’ management team was highly motivated to achieve a favorable result for general unsecured creditors.  The Official Committee and the Debtors negotiated the terms of the Success Claims during the early months of these Chapter 11 Cases in order to maximize the recovery to unsecured creditors.  For purposes of calculating the amount of any Success Claim, distributions to Holders of Claims in Class 2, Class 3, Class 4 and Class 5 shall all be treated as “value received by unsecured creditors” under the terms of the Success Claims Order.  Any distribution of Cash to the Holders of Management Success Claims shall be divided only among those individuals listed on Schedule 4.1(b), pro rata, based on the percentage allocations to be contained within a schedule to be provided by the Debtors to the Liquidating Trustee (with copies to the United States Trustee and the Official Committee) and in accordance with the Success Claims Order.

4.                                      Priority Tax Claims

Priority Tax Claims are claims for taxes entitled to priority in payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code.  The Debtors estimate that the amount of Allowed Priority Tax Claims that have not previously been paid pursuant to an order of the Bankruptcy Court will be approximately $400,000.

The legal and equitable rights of the Holders of Priority Tax Claims are unaltered by the Plan.  The Liquidating Trustee shall pay, in Cash, to the Holders of each Allowed Priority Tax Claim, in partial satisfaction, settlement and release thereof (and, with respect to the final payment, in complete satisfaction, settlement and release thereof), one hundred percent (100%) thereof plus interest at the rate of 2% per annum, unless such Holder and the Debtors (or the Liquidating Trustee) shall have agreed to less favorable treatment of such Claim.  Such payments shall be made in six equal annual installments and shall occur on the first, second, third, fourth, fifth and sixth anniversary of the Effective Date pursuant to section 1129(a)(9)(C) of the Bankruptcy Code.  Notwithstanding the foregoing, the Liquidating Trustee shall have the discretionary authority to pay the Allowed Priority Tax Claims prior to the due dates set forth in the foregoing payment schedule.  Any Claim or demand for payment of a penalty (other than a penalty of the type specified in section 507(a)(8)(G) of the Bankruptcy Code) shall be disallowed pursuant to the Plan, and the Holder of an Allowed Priority Tax Claim shall not assess or attempt to collect such penalty from the Debtors or their Estates, the Liquidating Trustee or their property.

5.                                      Classified Claims

a.                                       Class 1 (Priority Non-Tax Claims)

A Class 1 Claim is a claim (other than an Administrative Claim or a Priority Tax Claim) that is entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code.  Class 1 is Impaired and therefore is entitled to vote on the Plan.  Class 1 Claims are projected to total between $271,000 and $430,000 and to receive an estimated 100 percent recovery.

After payment in full of, or Reserving for, all Unclassified Claims, then on, or as soon as reasonably practicable after, the date on which the Cash Distribution Fund contains enough Cash to pay the Holders of all Priority Non-Tax Claims, the Liquidating Trustee shall pay, in Cash, or Reserve, as applicable, to the Holders of each Allowed Priority Non-Tax Claim, in full satisfaction, settlement and release thereof, one hundred percent (100%) thereof unless such Holder shall have agreed with the Debtors (or the Liquidating Trustee) to less favorable treatment of such Claim, provided, however, any Allowed Priority Non-Tax Claim not due and owing on the date of the first distribution of Cash to Unsecured Creditors will be paid in accordance with this section when such Claim becomes due and owing.

b.                                       Class 2 (Convenience Claims)

Class 2 consists of all Convenience Claims.  Class 2 is Impaired and therefore is entitled to vote on the Plan.  Holders of Class 2 Claims are projected to receive ten percent (10%) of their claims subject to a $1,000 cap.

On the later of (i) the date on which all Unclassified and Priority Non-Tax Claims have been paid or Reserved in full or (ii) thirty (30) days after the Effective Date (or as soon as practicable thereafter), the Liquidating Trustee shall pay, in Cash, to, or for the account of, the Holders of each Allowed Convenience Claim in full satisfaction, settlement and release thereof, ten percent (10%) thereof, not to exceed $1,000.

c.                                       Class 3 (Unsecured Lee Wayne Claims)

Class 3 consists of all Unsecured Claims of creditors of Lee Wayne other than Convenience Claims.  Class 3 is Impaired and therefore is entitled to vote on the Plan.  The projected Allowed Class 3 Claims are identified in the chart in Section I.C. above.

Unless the Holder of any Allowed Unsecured Lee Wayne Claim shall have agreed with the Debtors or the Liquidating Trustee (or the Post-Confirmation Committee) to less favorable treatment, the Liquidating Trustee shall, after having paid all Convenience Claims, on the twentieth (20th) calendar day of each quarter (i.e. January 20th, April 20th, July 20th and October 20th), distribute Cash from the Cash Distribution Reserve Fund to, or for the account of, the Holders of Allowed Unsecured Lee Wayne Claims and Reserve Cash from the Cash Distribution Reserve Fund into the Disputed Claim Reserve Fund for Disputed Claims; provided, however, that if the Cash Distribution Reserve Fund contains less than $1,000,000 on such twentieth (20th) day, then the Liquidating Trustee may, but shall not be required to, make a Cash distribution at any time during such quarter.

Notwithstanding the separate classification of Class 3, Class 4 and Class 5, such claims shall have the same priority as each other, and the creditors of such classes shall be treated equally.

d.                                       Class 4 (Unsecured HA-LO Claims)

Class 4 consists of all Unsecured Claims of creditors of HA-LO other than Convenience Claims.  Class 4 is Impaired and therefore is entitled to vote on the Plan.  The projected Allowed Class 4 Claims are identified in the chart in Section I.C. above.

Unless the Holder of any Allowed Unsecured HA-LO Claim shall have agreed with the Debtors (or the Liquidating Trustee or the Post-Confirmation Committee) to less favorable treatment, the Liquidating Trustee shall, after having paid all Convenience Claims, on the twentieth (20th) calendar day of each quarter (i.e. January 20th, April 20th, July 20th and October 20th), distribute Cash from the Cash Distribution Reserve Fund to, or for the account of, the Holders of Allowed Unsecured HA-LO Claims and Reserve Cash from the Cash Distribution Reserve Fund into the Disputed Claim Reserve Fund for Disputed Claims; provided, however, that if the Cash Distribution Reserve Fund contains less than $1,000,000 on such twentieth (20th) day, then the Liquidating Trustee may, but shall not be required to, make a Cash distribution at any time during such quarter.

Notwithstanding the separate classification of Class 3, Class 4 and Class 5, such claims shall have the same priority as each other, and the creditors of such classes shall be treated equally.

Claims predicated on rights arising out of Preferred Stock Interests shall be treated strictly as Class 6 Interests and will receive no distribution other than that received by other Class 6 Interest Holders.  Accordingly, claims held by J.P. Morgan Partners (SBIC), LLC f/k/a Chase Venture Capital Associates LP and other Holders of Preferred Interests received in connection with HA-LO’s acquisition of Starbelly shall not be eligible to receive distributions in any class other than Class 6 or, in the event the Court subordinates Class 6 Claims, such lower class as is applicable.

e.                                       Class 5 (Unsecured Starbelly Claims)

Class 5 consists of all Unsecured Claims of creditors of Starbelly other than Convenience Claims.  Class 5 is Impaired and therefore is entitled to vote on the Plan.  The projected Allowed Class 5 Claims are identified in the chart in Section I.C. above.

Unless the Holder of any Allowed Unsecured Starbelly Claim shall have agreed with the Debtors (or the Liquidating Trustee or the Post-Confirmation Committee) to less favorable treatment, the Liquidating Trustee, subject to Section 4.3(b) of the Plan, shall, after having paid all Convenience Claims, on the twentieth (20th) calendar day of each quarter (i.e. January 20th, April 20th, July 20th and October 20th), distribute Cash from the Cash Distribution Reserve Fund to, or for the account of, the Holders of Allowed Unsecured Starbelly Claims and Reserve Cash from the Cash Distribution Reserve Fund into the Disputed Claim Reserve Fund for Disputed Claims; provided, however, that if the Cash Distribution Reserve Fund contains less than $1,000,000 on such twentieth (20th) day, then the Liquidating Trustee may, but shall not be required to, make a Cash distribution at any time during such quarter.

Notwithstanding the separate classification of Class 3, Class 4 and Class 5, such claims shall have the same priority as each other, and the creditors of such classes shall be treated equally.

f.                                         Class 6 (Interests In Respect Of Preferred Stock)

Class 6 consists of the Holders of Preferred Stock outstanding immediately prior to the Petition Date.  Class 6 Interests are not expected to receive any recovery.  The Holders of Interests in respect of Preferred Stock are Impaired, are deemed to have rejected the Plan, and are therefore not entitled to vote on the Plan.

Class 6 Interests shall receive the following treatments:

(1)                                  Any claim arising from or related to the sale of an interest in Starbelly to HA-LO (or its predecessor in interest) shall be deemed to be disallowed as a claim in its entirety on the Effective Date and treated as Preferred Stock Interests unless subordinated to Common Stock Interests pursuant to an order of the Bankruptcy Court.  Claims predicated on rights arising out of Preferred Stock Interests shall be treated strictly as Class 6 Interests and will receive no distribution other than that received by other Class 6 Interest Holders.  Accordingly, claims held by J.P. Morgan Partners (SBIC), LLC f/k/a Chase Venture Capital Associates LP and other Holders of Preferred Interests received in connection with HA-LO’s acquisition of Starbelly shall not be eligible to receive distributions in any class other than Class 6 or, in the event the Court subordinates Class 6 Claims, such lower class as is applicable.

(2)                                  On the Effective Date, the Existing Preferred Stock shall be extinguished and cancelled.  From and after the date on which all Holders of Unclassified Claims and Holders of Allowed Claims are not entitled to any further distributions in accordance with the Plan and all Disputed Claims have been Reserved for, then to the extent that the Liquidating Trustee has any further Cash to distribute, the Liquidating Trustee, in accordance with the procedures set forth in the Plan and the Liquidating Trust Agreement, shall (i) send notice to all Holders of Interests in respect of Existing Preferred Stock of such potential upcoming distribution and of the opportunity to file a proof of interest with respect thereto within sixty (60) days of the mailing of such notice, (ii) publish a notice of a potential distribution to Holders of Interests in respect of Existing Preferred Stock, and the details for obtaining a distribution in respect thereof, one time in the national edition of the Wall Street Journal, (iii) publish the list of Holders of Existing Preferred Stock on a website, and (iv) after allowing for a one hundred twenty (120) day period after the above referenced mailing for the Liquidating Trustee and parties-in-interest to file objections to Interests and additional time for the subsequent adjudication of all such objections, distribute, in Cash, to the Holders of each Allowed Interest in respect of Existing Preferred Stock, the amount of Cash equal to such Holders’ pro rata share of all Interests in respect of Existing Preferred Stock (as a percentage) multiplied by the amount of Cash being distributed at such time, unless such Holder and the Debtors shall have agreed to different treatment of such Interest.

(3)                                  The Debtors and the Official Committee expressly reserve their rights, and upon the Effective Date, the Liquidating Trustee and the Post-Confirmation Committee shall have the right to seek, the subordination of the equity interests of the Preferred Shareholders (and claims, to the extent that the Preferred Shareholders have any claims other than those expressly disallowed in subparagraph (1) above).  Accordingly, nothing contained in the Plan shall preclude the Liquidating Trustee or the Post-Confirmation Committee from seeking to subordinate the equity interests (and claims, to the extent that the Preferred Shareholders have any claims other than those expressly disallowed in subparagraph (1) above).

g.                                      Class 7 (Interests In Respect Of Common Stock)

Class 7 consists of Holders of Interests in respect of Common Stock.  Class 7 Interests are not expected to receive any recovery.  The Holders of Interests in respect of Common Stock are Impaired, are deemed to have rejected the Plan, and are therefore not entitled to vote on the Plan.

On the Effective Date, the Existing Common Stock shall be extinguished and cancelled.  From and after the date on which all Holders of Unclassified Claims and Holders of Allowed Claims are not entitled to any further distributions in accordance with the Plan, all Disputed Claims have been Reserved for and all Holders of Allowed Interests in respect of Existing Preferred Stock have been satisfied in full, then to the extent that the Liquidating Trustee has any further Cash to distribute, the Liquidating Trustee, in accordance with the procedures in the Plan and the Liquidating Trust Agreement, shall (i) send notice to all Holders of Interests in respect of Existing Common Stock of such potential upcoming distribution and of the opportunity to file a proof of interest with respect thereto within sixty (60) days of the mailing of such notice, (ii) publish a notice of a potential distribution to Holders of Interests in respect of Existing Common Stock, and the details for obtaining a distribution in respect thereof, one time in the national edition of the Wall Street Journal, (iii) publish the list of Holders of Interests in respect of Existing Common Stock on a website, and (iv) after allowing for a one hundred twenty (120) day period after the aforementioned date of mailing for the Liquidating Trustee and parties-in-interest to file objections to Interests and additional time for the subsequent adjudication of all such objections, distribute, in Cash, to the Holders of each Allowed Interest in respect of Existing Common Stock, the amount of Cash equal to such Holder’s pro rata share of all Interests in respect of Existing Common Stock (as a percentage) multiplied by the amount of Cash being distributed at such time, unless such Holder and the Debtors shall have agreed to different treatment of such Interest.

6.                                      No Waiver Of Defenses Regarding Unimpaired Claims

Except as otherwise provided in the Plan, the treatment of a Claim as Unimpaired under the Plan is not intended to, and does not, affect the Debtors’ or the Liquidating Trustee’s rights and defenses, both legal and equitable, with respect to such Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against such Unimpaired Claim.

V.                                    MEANS FOR IMPLEMENTATION OF THE PLAN

A.                                    Substantive Consolidation

The Plan contemplates and is based upon the substantive consolidation of the Estates of HA-LO, Lee Wayne and Starbelly.  Upon the Effective Date, (i) any and all assets of Lee Wayne and Starbelly shall be merged with, and treated as part of, the assets of HA-LO, (ii) any and all claims held by any of the Debtors against any of the other Debtors, including but not limited to any claims for indemnity or contribution, shall be released or extinguished, (iii) any and all claims of whatever kind or nature against any of the Debtors, and any and all guarantees thereof by any of the other Debtors, shall be deemed to be solely an obligation of HA-LO, and (iv) all joint and several Claims against the Debtors shall be deemed several Claims solely against HA-LO.

Substantive consolidation is an equitable remedy lacking statutorily defined requirements that allows a court to disregard legal formalities of two or more separate entities, and treat such entities as one.  By use of this remedy, a court combines the assets and liabilities of one debtor in a case under the Bankruptcy Code, with those of one or more other debtors, or in some cases, non-debtors.  Whether two entities should be substantively consolidated is determined on a case-by-case basis after an intensive factual analysis.  In making this analysis, courts generally employ one or more of various tests that have been developed to assess the level of financial entanglement of the subject entities or to assess the projected benefits and detriments of the proposed consolidation.  No particular standard or test, however, has been expressly adopted in the Seventh Circuit.

The first formulated test, referred to as the “traditional test,” stems from the “alter ego” and “piercing the corporate veil” theories followed under the Bankruptcy Act of 1898. The traditional test required a court to consider a series of factors, including:

i)                                         the degree of difficulty in segregating and ascertaining individual assets and liabilities;

ii)                                      the presence or absence of consolidated financial statements;

iii)                                   the profitability of consolidation at a single physical location;

iv)                                  the commingling of assets and business functions;

v)                                     the unity of interests and ownership between the various corporate entities;

vi)                                  the existence of parent and inter-corporate guarantees on loans; and

vii)                               the transfer of assets without formal observance of corporate formalities.

Judges that have applied the traditional test, however, have not “mechanically applied” these factors but instead have “evaluated [them] within the larger context of balancing the prejudice resulting from the proposed order of consolidation with the prejudice the moving creditor alleges it suffers from debtor separateness.”

More recent case law has shifted the focus of the inquiry from that of “entanglement” and/or “bad acts” to a comparison of the benefits that substantive consolidation would bring against the harm substantive consolidation would cause.”  Essentially two balancing tests have evolved, to date, in the Federal circuit arena.

One of these balancing tests, requires a movant to demonstrate (1) a substantial identity between the entities to be consolidated, (2) that consolidation is necessary to avoid some harm or to realize some benefit, and (3) in the event that the creditor shows harm, that the benefits of consolidation “heavily” outweigh the “harm.”

The other, more conservative, substantive consolidation test requires a showing that either:

i)                                         Creditors dealt with the entities as a single unit and did not rely on their separate identity in extending credit; or

ii)                                      The affairs of the debtor are so entangled that consolidation will benefit all creditors because untangling is either impossible or so costly as to consume the assets.

As noted above, the Seventh Circuit has not clearly adopted any of the tests described above, or formulated a distinct test for determining when to substantively consolidate, although courts within the Seventh Circuit have clearly acknowledge the validity of the doctrine.

As is often the case in circumstances involving affiliated co-debtors, evidence and arguments could be mustered both in favor of and in opposition to the application of the doctrine of substantive consolidation to the Debtors in the case at bar.  On balance, however, in the opinion of the Debtors and the Official Committee, the preponderance of the evidence weighs in favor of substantive consolidation of these Debtors.  The factors that “tip the scales” in this direction include, without limitation, the following: on a pre-petition basis, [i] the entities had a common and centralized management team; [ii] the entities had a common and centralized banking and cash management facility; [iii] there had been numerous inter-company transfers, loans and advances; [iv] management fees had not been paid by Lee Wayne and Starbelly to HA-LO; and [v] there was and is a substantial “overlapping” of creditors between HA-LO and Lee Wayne.  Moreover, because the amount of the ultimate creditor recovery is dependent upon the result of unpredictable litigation involving Estate Claims, claims objections, etc., it is very difficult to predict, with a high degree of certainty, how creditors might fare under the various consolidation scenarios.

A few facts are very clear, however – (1) if contentious litigation were to ensue regarding a fact-intensive and complex issue such as substantive consolidation, the cost to the Estate in professional and other fees could well exceed $1 million, (2) such litigation over substantive consolidation would delay confirmation of a plan of reorganization for many months; and (3) because the “universe” of Starbelly creditors, other than affiliated creditors (who hold approximately $1.8 million in aggregate claims before claim objections are processed) is relatively small in relationship to the universe of claims by non-affiliates against all three Debtors (aggregating approximately $245 million before claim objections are processed), and because Starbelly preference claims (potentially as high as $1.25 million) could largely offset said claims, the substantive consolidation of Starbelly, on the one hand, with HA-LO and Lee Wayne, on the other, is likely to have little impact on the creditors of HA-LO and Lee Wayne.

Similarly, the substantive consolidation is likely to have little adverse impact on the creditors of Starbelly after taking into account (i) the substantial cost of litigating a substantive consolidation battle, as discussed in the previous paragraph, (ii) the substantial superpriority administrative claims arising in favor of HA-LO and Lee Wayne and against Starbelly under the order authorizing the use of the Debtors’ existing cash management system for amounts that HA-LO and/or Lee Wayne paid to or on behalf of Starbelly during the course of these cases (these amounts include, among others, the payment of Starbelly’s allocable share of the millions of dollars in professional fees paid or expected to be paid over the course of these cases, and the payment of Starbelly’s operating expenses), and (iii) the fact that the Starbelly Estate consists largely, if not exclusively, of preference claims which are of uncertain value after consideration of the amount of the claims, the likelihood of success on the merits and the likelihood of collection.

Thus, in sum, the Debtors and the Committee both believe that the benefits of substantive consolidation outweigh the detriments to creditors of each of the Debtors’ estates.

B.                                    Appointment Of And Responsibilities Of Liquidating Trustee

Prior to the Effective Date, the Debtors shall designate an entity to be formed by Marc Simon to serve as the Liquidating Trustee pursuant to the terms of the Plan and the form Liquidating Trust Agreement attached thereto as Exhibit A.  Unless approved by the Post-Confirmation Committee, Marc Simon shall not (i) change the composition of such designated entity or (ii) transfer ownership or control thereof.  Such designated entity shall serve until resignation or discharge and the appointment of a successor Liquidating Trustee in accordance with the Liquidating Trust Agreement.

1.                                      Rights, Duties, and Powers of Liquidating Trustee

The Liquidating Trustee shall have all the rights, powers and duties necessary to carry out its responsibilities under the Plan.  Such rights, powers and duties, which shall be exercisable by the Liquidating Trustee, as authorized by the Plan and the Liquidating Trust Agreement, shall include, inter alia, the following:

(a)                                  opening and maintaining bank accounts and depositing funds, drawing checks and making disbursements and distributions in accordance with the Plan and the Liquidating Trust Agreement;

(b)                                 investing all Cash in accordance with the provisions set forth in Section 10.7 of the Plan;

(c)                                  calculating, paying and Reserving, as necessary, all payments of Cash to be made under the Plan and other orders of the Bankruptcy Court to Holders of Allowed Claims and Allowed Interests;

(d)                                 employing and supervising Professionals pursuant to Section 11.6 of the Plan;

(e)                                  compensating the Professionals referred to in the foregoing subparagraph pursuant to Section 10.12 of the Plan;

(f)                                    compensating the Professionals employed by the Post-Confirmation Committee pursuant to Section 10.12 of the Plan;

(g)                                 making and filing tax returns for the Debtors and the Liquidating Trust;

(h)                                 objecting to Claims or Interests filed against any of the Debtors’ Estates on any basis in accordance with Section 9.2 of the Plan;

(i)                                     seeking estimation of contingent or unliquidated claims under 11 U.S.C. § 502(c);

(j)                                     seeking a determination of tax liability under 11 U.S.C. § 505;

(k)                                  prosecuting avoidance actions under 11 U.S.C. §§ 544, 545, 547, 548, 549 and 553;

(l)                                     prosecuting claims for recovery of avoided transfers under 11 U.S.C. § 550;

(m)                               recovering property avoided under 11 U.S.C. §§ 544, 545, 547, 548, 549, 550 and 553;

(n)                                 prosecuting or otherwise disposing of Estate Claims, subject to the limitations set forth in the Plan and the Liquidating Trust Agreement;

(o)                                 transferring Cash among Reserve Funds as permitted pursuant to Section 10.10 of the Plan;

(p)                                 purchasing errors and omission insurance (or similar insurance coverage) as permitted pursuant to Section 11.9 of the Plan; and

(q)                                 exercising all powers and rights, and taking all actions, consistent with, contemplated by or provided for in the Plan or the Liquidating Trust Agreement.

2.                                      The Northern Trust Escrow Account

Upon the Effective Date, HA-LO’s interest in the Northern Trust Escrow Account shall vest in the Liquidating Trustee, who shall administer said account in accordance with the terms thereof, the Plan, and to the extent applicable, the Liquidating Trust Agreement.  Notwithstanding anything to the contrary herein, the Northern Trust Escrow Account is not, and shall not be deemed to be, a reserve account subject to the provisions of Article X of the Plan.

3.                                      Authority To Settle Preference and Estate Claims

From and after the Effective Date, the Liquidating Trustee shall be authorized, pursuant to Bankruptcy Rule 9019 and section 105(a) of the Bankruptcy Code, to compromise and settle Estate Claims in accordance with the following procedures, which shall constitute sufficient notice in accordance with the Bankruptcy Code and the Bankruptcy Rules for compromises and settlements of Claims.  Subject to the exception contained in clause (a) below, the Liquidating Trustee shall provide the Post-Confirmation Committee with written notice by overnight delivery, hand delivery, email or facsimile transmission of each Estate Claim or Preference Claim that it intends to compromise, settle or resolve.

(a)                                  If the maximum potential recovery (excluding fees, costs, punitive damages, offsets, counterclaims and defenses) of any Estate Claim is less than or equal to $150,000, the Liquidating Trustee may settle the Estate Claim and execute necessary documents, including a stipulation of settlement or a special release related solely to the claim at issue, in its sole discretion and without notice to any party.

(b)                                 if the maximum potential recovery (excluding fees, costs, punitive damages, offsets, counterclaims and defenses) of any Estate Claim is greater than $150,000 but no more than $1,500,000, the Liquidating Trustee shall be authorized and empowered to settle such Estate Claim and execute necessary documents, including a stipulation of settlement or a special release related solely to the claim at issue, subject to notifying the Post-Confirmation Committee of the terms of the proposed settlement.  If (a) the Post-Confirmation Committee indicates its approval in writing or (b) the Post-Confirmation Committee does not provide the Liquidating Trustee with written notice of an objection to the respective proposed settlement within seven (7) Business Days after the date such notice is mailed or otherwise transmitted, the Liquidating Trustee shall be authorized to accept and consummate such settlement.

(c)                                  if the maximum potential recovery (excluding fees, costs, punitive damages, offsets, counterclaims and defenses) of any Estate Claim is greater than $1,500,000 or the contemplated settlement calls for the issuance of a general release by the Estate, the Debtors, the Liquidating Trustee or the Post-Confirmation Trustee, and provided that the Post-Confirmation Committee expressly approves the contemplated settlement, the Liquidating Trustee shall file with the Bankruptcy Court a motion seeking approval of such settlement, compromise or resolution and shall provide notice of such motion of not less than fifteen (15) days to the Post-Confirmation Committee.

4.                                      Counsel To The Liquidating Trustee

The Liquidating Trustee may employ, without the need to obtain any further authority from the Bankruptcy Court or otherwise, the following professionals to assist it with the performance of its rights, duties and obligations: (i) LeBoeuf, Lamb, Greene & MacRae LLP, (ii) Silverman Consulting, Inc. with respect to issues related to the prosecution of the Avoidance

Claims, (iii) Sperling & Slater, P.C. with respect to the prosecution of Estate Claims, and (iv) Neal Gerber & Eisenberg LLP with respect to any post-closing related issues arising from the sale of Estate assets or any local counsel-related services.  Moreover, the Liquidating Trustee may retain such other attorneys and Professionals, or expand the engagement of the Professionals identified above, as may authorized by the Post-Confirmation Committee to assist the Liquidating Trustee with the performance of its duties and obligations under this Plan.

5.                                      Compensation Of The Liquidating Trustee’s Professionals

Any Professionals engaged by the Liquidating Trustee shall be entitled to reasonable compensation for services rendered and reimbursement of expenses incurred from the Litigation & Administration Fund.  Subject to Section 10.12 of the Plan, the payment of the fees (as applicable) and expenses of the Liquidating Trustee and its Professionals shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court; provided, however, Sperling & Slater, P.C. shall file the narrative portion of a fee application (without the billing statements or description of services and itemization of expenses) with the Clerk of the Bankruptcy Court at the time that it submits any bills to the Liquidating Trustee and the Post-Confirmation Committee.

6.                                      Records and Record Keeping

The Liquidating Trustee shall maintain records, prepare and distribute reports, and furnish tax information as described in Section 11.7 of the Plan.

7.                                      Purchase Of Errors & Omission Insurance

The Liquidating Trustee shall have the authority to purchase errors and omissions insurance (or similar insurance coverage) for itself and the members of the Post-Confirmation Committee, as described in Section 11.9 of the Plan.

C.                                    Appointment Of Post-Confirmation Committee And Dissolution Of Official Committee

On the Effective Date, a Post-Confirmation Committee (the “Post-Confirmation Committee”) shall be deemed to have been formed.  The Post-Confirmation Committee shall consist of the following members: (i) Alpha Shirt Company, (ii) Broder Brothers Co., (iii) CenterPoint Properties, Inc., (iv) Cutter & Buck, (v) Edvica Investment Company, Ltd., and (vi) Norwood Promotional Products, Inc.

1.                                      Rights, Duties, and Powers of Post-Confirmation Committee

To the extent authorized by this Plan and allowed by applicable law, the Post-Confirmation Committee shall act, as if by analogy under Delaware corporate law, as the board of directors of the Liquidating Trust and shall supervise and direct the Liquidating Trustee which, pursuant to Section 11.10 of the Plan, is acting by analogy under Delaware corporate law, as the president and chief executive officer of the Liquidating Trust.  The Post-Confirmation Committee shall also have the following rights, duties and powers, among others:

(a)                                  objecting to the claims of (i) insiders of the Debtors, (ii) creditors (other than members of the Post-Confirmation Committee) that both provided goods or services to the Debtors, and that continue to do business with Newco, (iii) Professionals, (iv) such other entities as to which the Liquidating Trustee has given its prior written consent;

(b)                                 monitoring and consulting with the Liquidating Trustee with respect to distributions under the Plan, Disputed Claims, the Reserve Funds, and any other Plan issues;

(c)                                  except to the extent that the Plan otherwise provides, supervising the Liquidating Trustee’s prosecution and settlement of Estate Claims and objections to Claims;

(d)                                 employing and supervising Professionals in accordance with Section 12.7 of the Plan;

(e)                                  prosecuting, and recovering the proceeds of, Avoidance Claims against (i) insiders of the Debtors, (ii) creditors that provided goods or services to the Debtors, and that continue to do business with Newco, (iii) Professionals, (iv) such other entities as to which the Liquidating Trustee has given its prior written consent;

(f)                                    terminating and replacing the Liquidating Trustee or any successor in accordance with Section 11.1 of the Plan and the Liquidating Trust Agreement; and

(g)                                 consulting with, and in the event of a disagreement, directing, the Liquidating Trustee with respect to all discretionary issues pertaining to the treatment of cash and the litigation and settlement of the Starbelly-related litigation claims.

Once all Allowed Claims in Classes 2, 3, 4 and 5 have been paid in full in accordance with this Plan, the Post-Confirmation Committee shall be deemed to have transferred all of its rights and powers granted under this Plan to the Liquidating Trustee, at which time, the Post-Confirmation Committee shall dissolve and shall have no further rights, powers and duties.

2.                                      Authority To Settle Certain Preference & Estate Claims

On May 28, 2003, the Bankruptcy Court entered an Order authorizing the Official Committee to prosecute certain Avoidance Claims on behalf of the Estates.  Consistent therewith, from and after the Effective Date, the Post-Confirmation Committee shall be authorized, pursuant to Bankruptcy Rule 9019 and section 105(a) of the Bankruptcy Code, to compromise and settle those Avoidance Claims which it is authorized by the Plan to prosecute, in accordance with the following procedures, which shall constitute sufficient notice in accordance with the Bankruptcy Code and the Bankruptcy Rules for compromises and settlements of Claims.  Subject to the exception contained in clause (a) below, the Post-Confirmation Committee shall provide the Liquidating Trustee with written notice by overnight delivery, hand delivery, email or facsimile transmission of each Preference Claim and Estate Claim that it intends to compromise, settle or resolve.

(a)                                  If the maximum potential recovery (excluding fees, costs, punitive damages, offsets, counterclaims and defenses) of any Avoidance Claim is less than or equal to $150,000, the Post-Confirmation Committee may settle such Avoidance Claim and execute necessary documents, including a stipulation of settlement or a special release related solely to the claim at issue, in its sole discretion and without notice to any party.

(b)                                 If the maximum potential recovery (excluding fees, costs, punitive damages, offsets, counterclaims and defenses) of any Avoidance Claim is greater than $150,000 but no more than $1,500,000, the Post-Confirmation Committee shall be authorized and empowered to settle such Avoidance Claim and execute necessary documents, including a stipulation of settlement or a special release related solely to the claim at issue, subject to notifying the Liquidating Trustee of the terms of the proposed settlement.  If (a) the Liquidating Trustee indicates its approval in writing or (b) the Liquidating Trustee does not provide the Post-Confirmation Committee with written notice of an objection to the respective proposed settlement within seven (7) Business Days after the date such notice is mailed or otherwise transmitted, the Post-Confirmation Committee shall be authorized to accept and consummate such settlement.

(c)                                  If the maximum potential recovery (excluding fees, costs, punitive damages, offsets, counterclaims and defenses) of any Avoidance Claim is greater than $1,500,000 or the contemplated settlement calls for the issuance of a general release by the Estates, the Debtors, the Liquidating Trustee or the Post-Confirmation Committee, the Post-Confirmation Committee shall file with the Bankruptcy Court a motion seeking approval of such settlement, compromise or resolution and shall provide notice of such motion of not less than fifteen (15) days to the Liquidating Trustee.

3.                                      Assignment Of Authority To Prosecute Preference & Estate Claims

In the event that the Post-Confirmation Committee is precluded by a conflict from prosecuting any Avoidance Claim or Claim objection that it has been authorized under this Plan to prosecute, the Post-Confirmation Committee is required to transfer its authority to prosecute such Avoidance Claim or Claim objection to the Liquidating Trustee, or if the Liquidating Trustee is precluded by an actual or reasonably potential conflict from handling such matter or is otherwise unwilling or unable to prosecute such matter, to a third party to be mutually selected by the Post-Confirmation Committee and the Liquidating Trustee and which has agreed to prosecute such matter in the stead of the Post-Confirmation Committee and the Liquidating Trustee.  In the event that the Post-Confirmation Committee is not precluded by a conflict, but is otherwise unwilling to prosecute any Avoidance Claim or Claim objection that it has been authorized under this Plan to prosecute, the Post-Confirmation Committee is authorized, but not required, to transfer its authority to prosecute such Avoidance Claim or Claim objection to the Liquidating Trustee, or if the Liquidating Trustee is unwilling or unable to prosecute such matter, to a third party to be mutually selected by the Post-Confirmation Committee and the Liquidating Trustee and which has agreed to prosecute such matter in the stead of the Post-Confirmation Committee and the Liquidating Trustee.

4.                                      Counsel To The Post-Confirmation Committee

The Post-Confirmation Committee may retain such attorneys and other Professionals that were previously authorized by the Bankruptcy Court to represent the Official Committee, along with such other attorneys and Professionals as may be reasonably necessary or required to consummate the transactions contemplated under the Plan.  Any such attorneys and other Professionals shall be entitled to compensation for their services and reimbursement for their reasonable and necessary out-of-pocket expenses, which compensation shall be paid from the Litigation & Administration Fund in accordance with Section 10.12 of the Plan as an expense of the Estates to the extent such services and expenses relate to the transactions contemplated by the Plan.  Subject to Section 10.12 of the Plan, the payment of the fees (as applicable) and expenses of the Post-Confirmation Committee and its professionals shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court.

D.                                    Creation of Liquidating Trust

On the Effective Date, a Liquidating Trustee shall be appointed pursuant to the terms of Section 11.1 of the Plan.  The Liquidating Trustee shall have the rights, powers and duties set forth in Articles IV, VII, IX, X and XI  of the Plan and in the Liquidating Trust Agreement, and shall, among other things, make distributions from time to time in accordance with Article IV of the Plan.  On the Effective Date, all property of the Debtors’ Estates shall vest in the Liquidating Trust and be administered by the Liquidating Trustee in accordance with the terms of the Liquidating Trust Agreement.  Transfers of assets to the Liquidating Trust shall be treated as a deemed transfer to the beneficiary-creditors followed by a deemed transfer by the beneficiary-creditors to the Liquidating Trust.  Thereafter, the beneficiaries of the Liquidating Trust will be treated as the grantors and deemed owners of the Liquidating Trust.

E.                                      Sources Of Cash For Plan Distributions

The sources of Cash for ultimate distribution to creditors (and to the extent creditors have been paid in full, interest holders) are the Sale Proceeds and the recovery/collection of all Estate Claims.

F.                                      Cancellation Of Notes, Instruments And Stock

As of the Effective Date, all Existing Preferred Stock and Existing Common Stock and any Interests that have been authorized to be issued but that have not been issued shall be deemed to have been cancelled and extinguished without any further action of any party.

G.                                    Creation of Reserve Funds

1.                                      Administrative Claims Reserve Fund

On the Effective Date (or as soon thereafter as is practicable), the Liquidating Trustee shall create and fund the Administrative Claims Reserve Fund with an amount of Cash equal to (i) the aggregate amount of Cash sufficient to pay to each Holder of a Disputed Administrative Claim (other than Success Claims) the amount such Holder would have been entitled to receive on that date if its Disputed Claim was then an Allowed Claim, (ii) the aggregate amount of Cash sufficient to pay all Allowed, but unpaid, Administrative Claims either in full or in such lesser amount as determined by the Bankruptcy Court based on an estimation request made by the Liquidating Trustee pursuant to section 502(c) of the Bankruptcy Code, and (iii) the aggregate amount of Cash sufficient to pay all Professionals’ fees that have been estimated pursuant to Section 4.1(a)(i) of the Plan but which are not yet eligible for payment; provided, however, that the Liquidating Trustee may, at any time, file motion(s) pursuant to section 502(c) of the Bankruptcy Code for order(s) estimating and limiting the amount of Cash which shall be deposited in the Administrative Claims Reserve Fund in respect of any Administrative Claims (other than Success Claims) that are Disputed Claims with notice and an opportunity to be heard to the affected Holders of such Disputed Claims.  The Post-Confirmation Committee may, to the extent requested by the Liquidating Trustee, assist with the filing and prosecution of any estimation motion(s) filed by the Liquidating Trustee.

2.                                      Litigation & Administration Fund

(a)                                  Establishment of Litigation & Administration Fund.  On the Effective Date (or as soon thereafter as is practicable), the Liquidating Trustee shall establish a Litigation & Administration Fund, the proceeds of which shall be used to finance the prosecution of Estate Claims and claims objections and to satisfy other expenses related to the administration of the liquidating trust established pursuant to the terms of the Liquidating Trust Agreement.

3.                                      Cash Distribution Reserve Fund

On the Effective Date, the Liquidating Trustee shall establish a Cash Distribution Reserve Fund, the proceeds of which shall be distributed to Holders of Allowed Class 2, Class 3, Class 4 and Class 5 Claims, or distributed to other the Disputed Claims Reserve Fund or the Litigation & Administration Fund as necessary.

4.                                      Disputed Claims Reserve Fund

On each date of a Cash distribution, the Liquidating Trustee shall deposit into the Disputed Claims Reserve Fund an aggregate amount of Cash sufficient to pay to each Holder of a Disputed Claim the amount such Holder would have been entitled to receive on that date if its Disputed Claim were then an Allowed Claim; provided, however, that the Liquidating Trustee, may, at any time, file motion(s) pursuant to section 502(c) of the Bankruptcy Code for order(s) estimating and limiting the amount of Cash which shall be deposited in the Disputed Claims Reserve Fund in respect of any Claims (other than Administrative Claims and Convenience Claims) that are Disputed Claims with notice to and an opportunity for the Post-Confirmation

Committee and the affected Holders of such Disputed Claims to be heard.  The Post-Confirmation Committee may, to the extent requested by the Liquidating Trustee, assist with the filing and prosecution of any estimation motion(s) filed by the Liquidating Trustee.

(a)                                  From time to time in its discretion, the Liquidating Trustee shall distribute from the Disputed Claims Reserve Fund to the Holders of Allowed Claims that were previously Disputed Claims (and which have not yet been satisfied, but are then Allowed Claims), the amount of Cash that such Holder would have received had its Claim been an Allowed Claim as of the Effective Date.

(b)                                 As and to the extent that the amount Reserved for any Disputed Claim exceeds the amount for which it becomes an Allowed Claim, the excess Cash held in the Disputed Claims Reserve Fund for such Claim shall be transferred from the Disputed Claims Reserve Fund into the Cash Distribution Reserve Fund.

(c)                                  Notwithstanding any other provision of the Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Non-Appealable Order rendering such Disputed Claim an Allowed Claim.

5.                                      Unclaimed Reserve Fund

On the Effective Date, an Unclaimed Reserve Fund shall be established relative to disputed claims against HA-LO and Lee Wayne.  Upon the return of any undeliverable Cash distributions in accordance with Section 7.3(b)(i) of the Plan, the Liquidating Trustee shall deposit into the Unclaimed Reserve Fund an amount equal to the amount of the undeliverable Cash distributions.  If and when any such Cash distribution becomes deliverable, the Liquidating Trustee shall use the proceeds of the Unclaimed Reserve Fund to distribute the previously undeliverable distributions to the Holders of the applicable Allowed Claims or Allowed Interests.  After the waiting period set forth in Section 7.3(b)(iii) of the Plan has expired with respect to an undeliverable Cash distribution, any Cash remaining in the Unclaimed Reserve Fund on account of such undeliverable distribution shall be transferred into the Cash Distribution Reserve Fund.

6.                                      Permitted Investments

The Liquidating Trustee shall invest all Cash, including, but not limited to, the Cash held in the Reserve Funds in (i) direct obligations of the United States of America or obligations of any agency or instrumentality thereof which are guaranteed by the full faith and credit of the United States of America; (ii) money market deposit accounts, checking accounts, savings accounts or certificates of deposit, or other time deposit accounts that are issued by a commercial bank or savings institution organized under the laws of the United States of America or any state thereof up to federally insured limits; (iii) money market deposit accounts, checking accounts, savings accounts or certificates of deposit, or other time deposit accounts that are issued by a commercial bank or savings institution organized under the laws of the United States of America or any state thereof for amounts in excess of federally insured limits, provided that such bank or institution (a) is recognized by the United States Trustee for the Northern District of Illinois as an

authorized depository institution for estate funds and (b) grants a first priority security interest to the Estate (or the United States Trustee for the benefit of the Estate) in direct obligations of the United States of America or obligations of any agency or instrumentality thereof which are guaranteed by the full faith and credit of the United States of America in an amount equal to or greater than the amount invested by the Liquidating Trustee in such institution in excess of federal insured limits; or (iv) any other investments that may be permissible under (a) section 345 of the Bankruptcy Code or (b) any order of the Bankruptcy Court entered in the Chapter 11 Cases.

7.                                      Interest

With respect to Cash held in any Reserve Fund pursuant to this Article X (other than the Litigation & Administration Fund), the interest earned on such Cash shall be transferred into the Cash Distribution Reserve Fund.

8.                                      Foreign Proceedings

The provisions of 11 U.S.C. § 508 shall apply to distributions under the Plan.  Without limiting the generality of the foregoing, if a creditor under any Class receives, under a Foreign Proceeding, payment of, or a transfer of property on account of, a Claim that is allowed under the Plan, such creditor shall not receive any payment under the Plan on account of such Claim until each of the other Holders of Claims who are entitled to share equally with such creditor under the Plan has received payment under the Plan equal in value to the consideration received by such creditor in such foreign proceeding.

9.                                      Authorization To Transfer Cash Among Reserve Funds

After consultation with the Liquidating Trustee, the Post-Confirmation Committee may, in its sole discretion, direct the Liquidating Trustee to transfer Cash to and from any of the Reserve Funds as may be necessary, and at any time, in order to effectuate the terms of this Plan.

10.                               Money Remaining In Reserve Funds

Upon the Liquidating Trustee’s determination that it has completed substantially all of its duties with the exception of a final distribution of Cash remaining in the Reserve Funds at such time, if any, if the aggregate amount of such remaining Cash equals or exceeds $25,000, then the Liquidating Trustee shall distribute such Cash in accordance with the terms of the Plan.  If, however, at such time, the aggregate amount of Cash remaining in all of the Reserve Funds is less than $25,000, then the Liquidating Trustee and the Post-Confirmation Committee shall mutually select a non-profit organization or charity to which the Liquidating Trustee shall donate such remaining Cash.  In the case of a final distribution pursuant to the terms of this Section, any undeliverable distributions that are returned to the Liquidating Trustee or the Post-Confirmation Committee shall be donated by the Liquidating Trustee to a non-profit organization or charity of their mutual choice.

VI.                                TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.                                    Assumption & Rejection Of Executory Contracts And Unexpired Leases

Immediately prior to the Effective Date, all executory contracts and unexpired leases other than Assumed Agreements shall be deemed rejected in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code.  Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code and Sections 8.2 and 8.3 of the Plan.

B.                                    Claims Based On Rejection Of Executory Contracts Or Unexpired Leases

All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases, if any, must be filed with the Official Claims Agent prior to the later of the Claims Bar Date and thirty (30) days after the date of entry of an order of the Bankruptcy Court approving such rejection.  All proofs of claims with respect to Claims arising from executory contracts or unexpired leases rejected under the Plan, if any, must be filed with the Official Claims Agent not later than thirty (30) days after the Effective Date.  Any Claims arising from the rejection of an executory contract or unexpired lease not filed within such time period will be forever barred from assertion against the Estates.  All such Claims for which proofs of claim are required to be filed will be, and will be treated as, Unsecured Claims subject to the provisions of Article III  of the Plan, subject to any limitation on allowance of such Claims under section 502 of the Bankruptcy Code or otherwise.

C.                                    Indemnification Of Directors, Officers And Employees

Except for the Debtors’ contractual obligations to indemnify Marc Simon (which obligations were previously approved by the Bankruptcy Court and which shall remain in effect), the contractual obligations of the Debtors to indemnify any person or entity serving at any time on or prior to the Petition Date as one of their directors, officers or employees by reason of such person’s or entity’s service in such capacity shall be deemed and treated as executory contracts that are rejected by the Debtors pursuant to the Plan and sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

The Estates and the Liquidating Trust shall, to the fullest extent permitted by law, indemnify and hold harmless the Liquidating Trustee (in its capacity as such), the Post-Confirmation Committee and each of their respective agents, attorneys, representatives, professionals, members and employees (collectively the “Indemnified Parties”) from and against and with respect to any and all liabilities, losses, damages, claims, costs and expenses, including but not limited to attorneys’ fees arising out of or due to their actions or omissions, or consequences of such actions or omissions, with respect to the Debtors and the Estates or the implementation or administration of the Plan and the Liquidating Trust Agreement if the Indemnified Party acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Estates and, with respect to any criminal action or proceeding, had no reasonable cause to believe its conduct was unlawful.  To the extent the Estates and the Liquidating Trustee indemnify and hold harmless the Indemnified Parties as provided above, the legal fees and related costs incurred by counsel to the Liquidating Trustee or the Post-Confirmation

Committee in monitoring and participating in the defense of such claims giving rise to the right of indemnification shall be paid out of the Litigation & Administration Fund as permitted under this Plan.  The indemnification provisions of the Liquidating Trust Agreement shall remain available to and be binding upon any former Liquidating Trustee or the estate of any decedent Liquidating Trustee and shall survive the termination of the Liquidating Trust Agreement.

D.                                    Compensation And Benefit Programs; Employment Contracts; Employee Benefit Plans

1.                                      Rejection of Programs and Policies

The Debtors do not believe that there are any Employee Benefit Plans applicable to the Debtors other than the Retirement Plan, which was previously assumed and assigned to the HIG Buyer.  To the extent that the Debtors have any programs and policies that constitute an executory contract, other than those previously assumed (e.g. provisions of the Success Claims Order) and those previously assumed and assigned, such programs, policies and executory contracts shall be deemed to have been rejected pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code on the Effective Date.

2.                                      Employment Contracts

Except as previously assumed by the Debtors pursuant to order of the Bankruptcy Court, each of the employment contracts between a Debtor and an employee of such Debtor, to the extent that it is still effective, will be deemed to have been rejected pursuant to the provisions of section 365 and 1123 of the Bankruptcy Code on the Effective Date.

VII.                            AUTHORITY AND PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS AND DISPUTED INTERESTS

A.                                    Objections To Claims

After the Effective Date, except insofar as a Claim has previously been allowed or to the extent otherwise ordered by the Bankruptcy Court, only the Liquidating Trustee and the Post-Confirmation Committee, in accordance with the allocation of responsibility discussed below, shall have the right to object to Claims and the right to settle, compromise, withdraw or litigate to judgment such objections.  Except as otherwise ordered by the Bankruptcy Court, objections to Claims shall be filed and served upon the Holders of such Claims no later than the Claims Objection Deadline, unless such deadline is extended by the Bankruptcy Court, which extension may be granted at the request of the Liquidating Trustee or the Post-Confirmation Committee upon notice to the Master Service Parties.

B.                                    Allocation Of Authority To Object To Claims

1.                                      Authority of the Post-Confirmation Committee

The Post-Confirmation Committee shall have the authority to object to any claim filed by (i) insiders of the Debtors, (ii) creditors having claims arising from the provision of goods or services to the Debtors and that continue to do business with Newco, (iii) Professionals, and (iv) such other claimants as may be expressly authorized by the Liquidating Trustee.  In the event that the Post-Confirmation Committee is precluded by a conflict from objecting to any such claim, the Post-Confirmation Committee is required to transfer its authority to object to such claim to the Liquidating Trustee, unless the Liquidating Trustee is precluded by an actual or reasonably potential conflict from handling such matter or is otherwise unwilling or unable to object to such claim, in which case the authority shall be transferred to a third party to be mutually selected by the Post-Confirmation Committee and the Liquidating Trustee and which has agreed to object to such claim in the stead of the Post-Confirmation Committee and the Liquidating Trustee.  In the event that the Post-Confirmation Committee is not precluded by a conflict from objecting to any such claim, but is otherwise unwilling to object to any such claim, the Post-Confirmation Committee is authorized, but not required, to transfer its authority to object to such claim to the Liquidating Trustee, or if the Liquidating Trustee is unwilling or unable to object to such claim, to a third party to be mutually selected by the Post-Confirmation Committee and the Liquidating Trustee and which has agreed to object to such claim in the stead of the Post-Confirmation Committee and the Liquidating Trustee.

2.                                      Authority of the Liquidating Trustee

The Liquidating Trustee shall have the authority to object to (i) all claims other than those identified in the foregoing subparagraph, and (ii) such other claims as may be expressly authorized by the Post-Confirmation Committee.  In the event that the Liquidating Trustee is precluded by a conflict from objecting to any such claim, the Liquidating Trustee is required to transfer its authority to object to such claim to the Post-Confirmation Committee, or if the Post-Confirmation Committee is unwilling or unable to object to such claim, to a third party to be mutually selected by the Liquidating Trustee and the Post-Confirmation Committee and which has agreed to object to such claim in the stead of the Liquidating Trustee and the Post-Confirmation Committee.  In the event that the Liquidating Trustee is not precluded by a conflict, but is otherwise unwilling to object to any such claim, the Liquidating Trustee is authorized, but not required, to transfer its authority to object to such claim to the Post-Confirmation Committee, or if the Post-Confirmation Committee is unwilling or unable to object to such claim, to a third party to be mutually selected by the Liquidating Trustee and the Post-Confirmation Committee and which has agreed to object to such claim in the stead of the Liquidating Trustee and the Post-Confirmation Committee.

3.                                      Objections To Interests

After the Effective Date, except insofar as an Interest has previously been allowed or to the extent otherwise ordered by the Bankruptcy Court, only the Liquidating Trustee shall have the right to object to Interests and the right to settle, compromise, withdraw or litigate to judgment such objections.  Except as otherwise ordered by the Bankruptcy Court, objections to Interests shall be filed and served upon the Holders of such Interests no later than the Interest Objection Deadline, unless such deadline is extended by the Bankruptcy Court, which extension may be granted at the request of the Liquidating Trustee upon notice to the Master Service Parties.

4.                                      No Waiver

The failure of the Debtors or the Official Committee to object to any Claim or Interest, for voting purposes or otherwise, on or in connection with the Plan shall not be deemed to be a waiver of any right granted in the Plan to the Liquidating Trustee or the Post-Confirmation Committee to object to any Claim or Interest in whole or in part thereafter.  In accordance therewith, the Liquidating Trustee and the Post-Confirmation Committee are expressly authorized to assert objections to any and all Claims on or prior to the Claims Objection Deadline.  The Liquidating Trustee is expressly authorized to assert objections to any Interests on or prior to the Interest Objection Deadline.

5.                                      No Distributions To Disputed Claims Or Interests

Notwithstanding any other provisions of the Plan, no payments or distributions will be made on account of (i) a Disputed Claim until such Claim is an Allowed Claim or (ii) a Disputed Interest until such Interest is an Allowed Interest.

VIII.                        METHOD OF DISTRIBUTION UNDER PLAN

A.                                    Distributions For Claims Or Interests Allowed As Of The Effective Date

The Liquidating Trustee shall make distributions on account of Claims and Interests (to the extent applicable) in accordance with the provisions set forth in Article IV of the Plan, after Reserving for any Claims in accordance with the terms of the Plan.

B.                                    Interest On Claims

Except as otherwise explicitly set forth in the Plan, postpetition interest shall not accrue or be paid on any Claims, and no Holder of any other Claim shall be entitled to interest accruing on or after the Petition Date on any such Claim.  The Holders of Unsecured Claims shall, from and after the Effective Date, be entitled to interest on the unpaid portion of such Claims which shall accrue at the rate of 2% per annum.

C.                                    Delivery Of Distributions And Undeliverable Or Unclaimed Distributions

1.                                      Delivery of Distributions in General

Distributions to Holders of Allowed Claims shall be sent via first class United States mail to the addresses set forth in the Debtors’ Schedules unless such addresses are superseded, prior to the date of the subject distribution, by (i) proofs of claim timely filed in accordance with the Bar Date Order, (ii) transfers of claim filed and served upon the Debtors and/or the Liquidating Trustee pursuant to the Bankruptcy Rules or (iii) written notice served upon the Debtors or the Liquidating Trustee of such Holder’s new address.  Distributions made to the Holders of Allowed Interests shall be sent via first class United States mail to the addresses set forth in the list of Interests to be published by the Liquidating Trustee in accordance with Section 4.4(a) and Section 4.4(b) of the Plan unless such addresses are superseded, prior to the date of the subject distribution, by (x) proofs of interest timely filed in accordance with the terms of the Plan, (y) transfers of interest filed and served upon the Debtors and/or the Liquidating Trustee pursuant to the Bankruptcy Rules or (z) written notice served upon the Liquidating Trustee of such Holder’s new address.  Distributions on account of Success Claims shall be sent via first class United States mail to the Holders thereof at the addresses provided to the Debtors or the Liquidating Trustee by such Holders.

2.                                      Undeliverable and Unclaimed Distributions.

a.                                       Holding and Investment of Undeliverable and Unclaimed Distributions.

If the distribution to, or for the account of, any Holder of an Allowed Claim or an Allowed Interest is returned to the Liquidating Trustee as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Liquidating Trustee is notified in writing of such Holder’s then current address.  Undeliverable and unclaimed Cash distributions shall be deposited in the Unclaimed Reserve Fund.

b.                                       After Distributions Become Deliverable

The Liquidating Trustee shall make all distributions that have become deliverable or have been claimed within ninety (90) days after the date that the Liquidating Trustee first mailed or otherwise attempted to make such distribution as soon as practicable after such distribution has become deliverable, except that the Liquidating Trustee shall not be required to make distributions more than one time within any quarter.

c.                                       Failure to Claim Undeliverable Distributions

Any Holder of an Allowed Claim or Allowed Interest that does not seek to collect its undeliverable or unclaimed distribution within ninety (90) days after the date such distribution was initially mailed or otherwise distributed shall be deemed to have forfeited its right to collect on such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such right to such undeliverable or unclaimed distribution, or any future distributions that such Holder would otherwise be entitled to receive, against the Estates, the Liquidating Trustee, the Post-Confirmation Committee, or any property of the foregoing.  In such cases, any Cash in the Unclaimed Reserve Fund on account of such undeliverable or unclaimed distributions shall be transferred by the Liquidating Trustee from the Unclaimed Reserve Fund into the Cash Distribution Reserve Fund, pursuant to Section 10.3  of the Plan.

3.                                      Withholding And Reporting Requirements

Any federal, state or local withholding taxes or amounts required to be withheld under applicable law shall be deducted from distributions hereunder.  To the extent not required to be withheld, nothing in the Plan shall be deemed to impose an obligation on the Liquidating Trustee to withhold any amount from any payment or distribution.  All Holders of Claims or Interests shall be required to provide, and it shall be a condition to the disbursement of any Cash to such Holder that such Holder does provide, any information necessary to effect the withholding of such taxes or to satisfy any tax reporting obligation.

4.                                      Allocation Of Plan Distributions Between Principal And Interest

To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the claim, to the portion of such Claim representing accrued but unpaid interest.

5.                                      Means Of Cash Payment

Notwithstanding anything to the contrary contained herein, payments of Cash made pursuant to the Plan shall be made, at the option and in the sole discretion of the Liquidating Trustee, by checks or wire transfers drawn on an account maintained at a bank selected by the Liquidating Trustee.  Cash payments to foreign creditors may be made, at the option of the Liquidating Trustee, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

6.                                      Setoffs

The Liquidating Trustee, or to the extent that it has been authorized to administer any asset of the Liquidating Trust, the Post-Confirmation Committee or any third party, may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, but shall not be required to, set off all payments or other distributions to be made pursuant to the Plan in respect of an Allowed Claim or Allowed Interest against any Estate Claims that the Liquidating Trust may have against the Holder of such Claim or Interest; provided, however, that neither the failure to do so nor the allowance of any Claim or Interest hereunder shall constitute a waiver or release by the Debtors, the Liquidating Trustee or the Post-Confirmation Committee of any such Estate Claim that the Debtors, the Liquidating Trustee or the Post-Confirmation Committee may have against such Holder.

7.                                      Surrender Of Cancelled Securities

Except as provided in Section 7.9 of the Plan, as a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim or an Allowed Interest (to the extent applicable) evidenced by the instruments, securities or other documentation cancelled pursuant to Section 5.5 of the Plan, the Liquidating Trustee may require the Holder of such Claim or Interest, as the case may be, to mark the applicable instruments, securities or other documentation evidencing such Claim or Interest with a “cancelled” designation and to deliver such instruments, securities or other documentation to the Liquidating Trustee.

8.                                      Catch-Up Cash Distributions

In the event that all or any portion of a Disputed Claim becomes an Allowed Claim or all or any portion of a Disputed Interest becomes an Allowed Interest, the Liquidating Trustee shall distribute, prior to the calculation and distribution of any Cash in the Cash Distribution Fund available for distribution to the Holder of such Claim or Interest, from the funds Reserved on account of such Claim or Interest, that amount which would previously have been distributed to the Holder of such Claim or Interest had such Claim or Interest been an Allowed Claim or Allowed Interest as of the Effective Date.

IX.                                CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The Debtors and their counsel have provided the following discussion summarizing some of the more significant United States federal income tax consequences of the Plan to certain holders of Allowed Claims or Interests.  The analysis contained herein is based upon the Internal Revenue Code of 1986, as amended (the “IRC “ or “Tax Code”), the Treasury Regulations promulgated and proposed thereunder (the “Regulations”), judicial decisions and published administrative rulings and pronouncements of the Internal Revenue Service (the “IRS”) as in effect on the date hereof.  Legislative, judicial or administrative changes or interpretations hereafter enacted or promulgated could alter or modify the analysis and conclusions set forth below.  Any such changes or interpretations may be retroactive and could affect significantly the federal income tax consequences discussed below.  This summary does not address foreign, state or local income tax, or any estate or gift tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as foreign companies, nonresident alien individuals, S corporations, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, broker-dealers and tax-exempt organizations).  This summary is also not intended to constitute tax advice.  Accordingly, it should not be relied upon for purposes of determining the specific tax consequences of the Plan with respect to a particular holder of an Allowed Claim or Interest.

Due to the complexity of certain aspects of the Plan, some of which are discussed below, the lack of applicable legal precedent and the possibility of changes in law, the differences in the nature of various Allowed Claims, the differences in individual Allowed Claim or Interest holders’ methods of accounting, and the potential for disputes as to legal and factual matters, the federal income tax consequences described herein are subject to significant uncertainties.

THE TAX CONSEQUENCES TO HOLDERS OF CLAIMS OR INTERESTS MAY VARY BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER.  MOREOVER, THE TAX CONSEQUENCES OF CERTAIN ASPECTS OF THE PLAN ARE UNCERTAIN DUE TO THE LACK OF APPLICABLE LEGAL PRECEDENT AND THE POSSIBILITY OF CHANGES IN THE LAW.  NO RULING HAS BEEN APPLIED FOR OR OBTAINED FROM THE INTERNAL REVENUE SERVICE WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN AND NO OPINION OF COUNSEL HAS BEEN REQUESTED OR OBTAINED BY THE PLAN PROPONENTS WITH RESPECT THERETO.  THIS DISCUSSION DOES NOT CONSTITUTE TAX ADVICE OR A TAX OPINION

CONCERNING THE MATTERS DESCRIBED.  THERE CAN BE NO ASSURANCE THAT THE INTERNAL REVENUE SERVICE WILL NOT CHALLENGE ANY OR ALL OF THE TAX CONSEQUENCES DESCRIBED HEREIN, OR THAT SUCH A CHALLENGE, IF ASSERTED, WOULD NOT BE SUSTAINED.  ACCORDINGLY, EACH HOLDER OF AN ALLOWED CLAIM OR INTEREST IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES OF THE PLAN.

A.                                    Federal Income Tax Consequences to the Debtors

Taxpayers generally must include in gross income the amount of any cancellation of indebtedness (“COD”) income that is realized during their taxable year.  COD income is the difference between the amount of a taxpayer’s indebtedness that is canceled and the amount or value of the consideration exchanged therefore.  It is not clear whether the Debtors will have any COD income as their debt will not be discharged.  If the Debtors are deemed discharged for tax purposes they will not have COD income however because they are in a Chapter 11 bankruptcy proceeding.  Even though they will not be required to recognize COD income, they must instead reduce certain tax attributes by the amount of unrecognized COD income after the determination of the tax for the year of discharge in the manner prescribed by Tax Code section 108(b).  Tax attributes include net operating losses (“NOLs”), capital losses and loss carryovers, certain tax credits and, subject to certain limitations, the tax basis of property.

In addition, under the Plan, assets of the Debtors will be transferred to the Liquidating Trust.  The transfer of assets to the Liquidating Trust will result in the recognition by the Debtors of gain or loss based on the difference between the fair market value and tax basis of the assets being so transferred. To the extent that the Debtors recognize a net gain from the transfer of these assets, such gain will be offset to the extent of the Debtors’ net operating loss and/or capital Loss carryforwards. The Debtors may, however, recognize some alternative minimum tax as a result of the transfers of these assets.  Any resulting tax will be paid by the Debtors to the IRS.

B.                                    Alternative Minimum Tax

The IRC provides that, for any taxable year, a corporation’s federal income tax liability equals the greater of (i) the regular tax computed at the regular thirty-five percent corporate tax rate on taxable income and (ii) the alternative minimum tax (“AMT”) computed at a lower tax rate (twenty percent) but on a broader income base (alternative minimum taxable income (“AMTI”)). For purposes of computing a corporation’s regular federal income tax liability, all of the income recognized in a taxable year may be offset by available NOLs and other tax carryovers (to the extent permitted under, inter alia, sections 382 and 383 of the IRC).  In contrast, for purposes of computing AMTI, NOLs (as determined for AMT purposes) and other tax carryovers generally are taken into account, but may not offset more than ninety percent of the pre-NOL AMTI. Thus, a corporation that is currently profitable for AMT purposes generally will be required to pay federal income tax at an effective rate of at least two percent of its pre-NOL AMTI (ten percent of the twenty percent AMT tax rate), regardless of the amount of its NOLs.  As a result, even if the Debtors are otherwise able to fully offset their income with NOLs, it will be subject to current taxation in any year in which it has positive net pre-NOL

AMTI (including as a result of gain and income recognition in connection with the transactions contemplated by the Plan).

C.                                    Federal Income Tax Treatment of the Liquidating Trust

As of the Effective Date, all remaining assets of the Debtors will be transferred to the Liquidating Trust.  In consideration thereof, the Liquidating Trust will assume the Debtors’ obligations to make distributions in accordance with the Plan.  The plan proponents believe that the Liquidating Trust will qualify as a liquidating trust, as defined in Regulations section 301.7701-4(d), and in accordance with Rev. Proc. 94-45 would therefore be taxed as a grantor trust, of which the holders of Allowed Claims will be treated as the grantors.  Thus, no tax should be imposed on the Liquidating Trust itself on the income earned or gain recognized by the Liquidating Trust.  Instead, the grantors would be taxed on their allocable shares of such income and gain in each taxable year, whether or not they received any distributions from the Liquidating Trust in such taxable year.  The Liquidating Trustee will allocate income or loss in regard to Disputed Claims in a reasonable manner or the Trust will pay federal, state and local tax on the taxable income and gain allocable to Disputed Claims on behalf of such holders and, when such Disputed Claims are ultimately resolved, holders whose Disputed Claims were determined to be Allowed Claims will receive distributions from the Liquidating Trust net of taxes which the Liquidating Trust had previously paid on their behalf.  This latter method of dealing with unallocated income has not been specifically approved by the IRS.

It is possible, however, that the IRS could require a different characterization of the Liquidating Trust, which could result in different and possibly greater tax liability to the Liquidating Trust and/or the holders of Allowed Claims.  If the IRS determines that the powers granted to the Liquidating Trustee are greater than those normally associated with carrying out the liquidation and distribution of assets transferred to a liquidating trust, as described in Regulations section 301.7701-4(d), the IRS may attempt to re-characterize the Liquidating Trust as a complex trust under Tax Code section 641.  The Liquidating Trust would have the right to challenge any such recharacterization made by the IRS.

Alternatively, the IRS may attempt to characterize the Liquidating Trust as a Qualified Settlement Fund (“QSF”) pursuant to Regulations under Tax Code section 468B(g) (the “QSF Regulations”).  Again, the Liquidating Trust would have the right to challenge any such recharacterization made by the IRS.  The QSF Regulations generally do not apply to trusts which are established to satisfy claims of general trade creditors and debt holders in a bankruptcy case.  The QSF Regulations, however, do apply to a trust which is established to satisfy liabilities which arise out of a tort, breach of contract, or violation of law or are otherwise designated by the IRC.  Thus, if the IRS asserted that Allowed Claims arose from such causes, the Liquidating Trust could be treated as a QSF.  If the Liquidating Trust were treated as a QSF, it would be treated as a separate taxable entity subject to federal income tax at the maximum tax rate applicable to trusts (currently 35 percent).  Amounts transferred to the QSF to resolve or satisfy a liability for which the QSF was established are not included in gross income of the QSF.  Pursuant to the foregoing, if the Liquidating Trust were treated as a QSF, holders of Allowed Claims could receive decreased distributions.

The Debtors will not request any advance ruling from the IRS regarding the tax characterization of the Liquidating Trust as a liquidating trust.  However, to the extent possible, the Debtors will comply with the requirements and guidelines set forth in Rev. Proc. 94-45 which specifies conditions under which the IRS will consider issuing advance rulings.

D.                                    Federal Income Tax Consequences to Holders of  Allowed Claims

The federal income tax consequences of the Plan to a holder of an Allowed Claim will depend upon several factors, including but not limited to: (i) whether the holder’s Claim (or a portion thereof) constitutes a Claim for principal or interest, (ii) the origin of the holder’s Claim, (iii) the type of considerations received by the holder in exchange for the Claim, (iv) whether the holder is a resident of the United States for tax purposes (or falls into any of the special classes of taxpayers excluded from this discussion as noted above), (v) whether the holder reports income on the accrual or cash basis method, (vi) whether the holder already has taken a bad debt deduction or worthless security deduction with respect to this Claim, and (vii) whether the holder receives distributions under the Plan in more than one taxable year.  HOLDERS ARE STRONGLY ADVISED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX TREATMENT UNDER THE PLAN OF THEIR PARTICULAR CLAIMS.

Generally, a holder of an Allowed Claim will recognize gain or loss equal to the difference between the “amount realized “ by such holder and such holder’s adjusted tax basis in the Claim.  The “amount realized “ is equal to the sum of the Cash and the fair market value of any other consideration received under the Plan in respect of a holder’s Claim, including, the fair market value of each such holder’s proportionate share of the assets transferred to the Liquidating Trust on the behalf of and for the benefit of such holder (to the extent that such Cash or other property is not allocable to any portion of the Claim representing accrued but unpaid interest (see discussion below)).  As of the date hereof, the Debtors are incapable of determining the exact value of the Starbelly-related Estate Claims.  Moreover, as discussed above, these claims are being vigorously defended and the defendants have not made any settlement offer.  AS A RESULT, THE DEBTORS ANTICIPATE THAT THE STARBELLY-RELATED ESTATE CLAIMS, FOR PURPOSES OF THIS DISCLOSURE STATEMENTS AND THE REQUISITE TAX IMPLICATIONS, WILL BE VALUED AT ZERO.  IN THE EVENT THAT THE IRS CHALLENGES THE VALUATION OF THE ESTATE CLAIMS AND DETERMINES THAT THE ESTATE CLAIMS SHOULD HAVE BEEN VALUED IN A GREATER AMOUNT, THE BENEFICIARIES OF THE LIQUIDATING TRUST, DEPENDING UPON THEIR RESPECTIVE TAX POSITIONS, MIGHT BE LIABLE FOR INTEREST ON ANY TAX THAT  SHOULD HAVE BEEN PAID IN CONNECTION WITH THE TRANSFER OF THE ESTATE CLAIMS TO THE TRUST.

Unless the IRS requires otherwise, the transfer of Cash and assets to the Liquidating Trust by the Debtors will be treated for federal income tax purposes as a transfer of such Cash and assets to the holders followed by a deemed transfer of such assets by such beneficiaries to the Liquidating Trust.  As a result of such treatment, holders of Allowed Claims will have to take into account the fair market value of their pro rata share, if any, of the Cash and assets transferred on their behalf to the Liquidating Trust in determining the amount of gain realized and required to be recognized upon consummation of the Plan on the Effective Date.  In addition, since a holder’s share of the assets held in the Liquidating Trust may change depending upon the resolution of Disputed Claims, the holder may be prevented from recognizing any loss in connection with consummation of the Plan until the time that all such Disputed Claims have been resolved.  The Liquidating Trustee will, to the extent possible, provide the holders of Allowed Claims with valuations of the assets transferred to the Liquidating Trust and such valuations will be used consistently by the Liquidating Trust and such holders for all federal income tax purposes.  Furthermore, a tax credit may be available to holders whose Disputed Claims are determined to be Allowed Claims to the extent that the Liquidating Trust has previously paid taxes on their behalf, as discussed above.

The character of any recognized gain or loss (e.g., ordinary income, or short-term or long-term capital gain or loss) will depend upon the status of the holder, the nature of the Allowed Claim in its hands, the purpose and circumstances of its acquisition, the holder’s holding period of the Claim, and the extent to which the holder previously claimed a deduction for the worthlessness of all or a portion of the Claim. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE RECOGNITION OF GAIN OR LOSS, FOR FEDERAL INCOME TAX PURPOSES, ON THE SATISFACTION OF THEIR CLAIMS.

E.                                      Allocation of Consideration to Principal

The Plan provides that to the extent any Allowed Claim is comprised of indebtedness and accrued but unpaid interest thereon distributions shall be allocated to the principal amount of the Claim first, and then to the extent the consideration exceeds the principal amount of the Claim to the portion of such Claim representing accrued but unpaid interest.  The IRS may assert that the distribution must first be allocated to interest or prorated between interest and principal.  If any portion of the distribution were required to be allocated to accrued interest, such portion would be taxable to the holder as interest income, except to the extent the holder has previously reported such interest as income.

In that event, only the balance of the distribution would be considered received by the holder in respect of the principal amount of the Allowed Claim.  Such an allocation would reduce the amount of the gain, or increase the amount of loss, realized by the holder with respect to the Allowed Claim.  If any such loss were a capital loss, it would not offset any amount of the distribution that was treated as ordinary interest income (except, in the case of individuals, to the limited extent that capital losses may be deducted against ordinary income).

To the extent that any portion of the distribution is treated as interest, holders may be required to provide certain tax information in order to avoid the withholding of taxes. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX TREATMENT OF CONSIDERATION RECEIVED IN SATISFACTION OF THEIR CLAIMS.

F.                                      Federal Income Tax Treatment of Holders of Interests

In accordance with the Plan, holders of an Interest in the Debtors shall receive no Distribution of any kind until and unless Allowed Claims have been paid in full.  It is extremely unlikely that any such excess will exist.  Assuming that this right is of no value, holders of an Interest in the Debtors generally will recognize loss in the amount of the holder’s adjusted tax basis in its Interest.  The character of any recognized loss will depend upon several factors including, but not limited to, the status of the holder, the nature of the Interest in the holder’s hands, the purpose and circumstances of its acquisition, the holder’s holding period, and the extent to which the holder had previously claimed a deduction for the worthlessness of all or a portion of the Interest.

A loss generally is treated as sustained in the taxable year for which there has been a closed and completed transaction, and no portion of a loss with respect to which there is a reasonable prospect of reimbursement may be deducted until it can be ascertained with reasonable certainty whether or not such reimbursement will be recovered.  If it is determined that the right to receive distributions after all debt has been paid has value, or the value can not be determined, the loss on the interests may be delayed until worthlessness is certain.  HOLDERS OF INTERESTS IN THE DEBTORS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE RECOGNITION OF LOSS FOR FEDERAL INCOME TAX PURPOSES, ON THE CONSUMMATION OF THE PLAN.

G.                                    Backup Withholding and Information Reporting

Payors of interest, dividends, and certain other reportable payments are generally required to withhold thirty-one percent of such payments if the payee fails to furnish such payee’s correct taxpayer identification number (social security number or employer identification number) to the payor. The Debtors and/or the Liquidating Trustee may be required to withhold a portion of any payments made to a holder of an Allowed Claim who does not provide its taxpayer identification number.

THE FOREGOING IS INTENDED TO BE ONLY A SUMMARY OF CERTAIN OF THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN, AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE FEDERAL, STATE AND LOCAL INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND, IN SOME CASES, UNCERTAIN. SUCH CONSEQUENCES MAY ALSO VARY BASED ON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM OR INTEREST. ACCORDINGLY, EACH HOLDER OF A CLAIM OR INTEREST IS STRONGLY URGED TO CONSULT WITH HIS, HER OR ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE AND LOCAL INCOME AND OTHER TAX CONSEQUENCES UNDER THE PLAN.

X.                                    SUMMARY OF OTHER PROVISIONS OF PLAN

A.                                    Indemnification

The Estates shall, to the fullest extent permitted by law, indemnify and hold harmless the Liquidating Trustee (in its capacity as such), the Post-Confirmation Committee and each of their respective agents, attorneys, representatives, professionals, members and employees (collectively the “Indemnified Parties”) from and against and with respect to any and all liabilities, losses, damages, claims, costs and expenses, including but not limited to attorneys’ fees, arising out of or due to their actions or omissions, or consequences of such actions or omissions, with respect to the Debtors and the Estates or the implementation or administration of the Plan and the

Liquidating Trust Agreement if the Indemnified Party acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Estates and, with respect to any criminal action or proceeding, had no reasonable cause to believe its conduct was unlawful.  To the extent the Estates and the Liquidating Trust indemnify and hold harmless the Indemnified Parties as provided above, the legal fees and related costs incurred by counsel to the Liquidating Trustee and the Post-Confirmation Committee in monitoring and participating in the defense of such claims giving rise to the right of indemnification shall be paid out of the Litigation & Administration Fund as permitted under the Plan.  The indemnification provisions of the Liquidating Trust Agreement shall remain available to and be binding upon any former Liquidating Trustee or the estate of any decedent Liquidating Trustee and shall survive the termination of the Liquidating Trust Agreement, but in no event shall they survive or otherwise delay the entry of an order closing the Chapter 11 Cases.

B.                                    Exculpation And Limitation Of Liability

Neither the Debtors, the Liquidating Trustee, the Official Committee, the Post-Confirmation Committee nor any of their respective present or former officers, directors, employees, advisors, attorneys, members or agents acting in such capacity, shall have or incur any liability to, or be subject to any right of action by, any person or entity, for any act or omission on or subsequent to the Petition Date in connection with, relating to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for acts that are ultra vires or for their fraud or willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.  The foregoing exculpation and limitation on liability shall not, however, limit, abridge, or otherwise affect the rights, if any, of the Liquidating Trust to enforce, sue on, settle, or compromise any of the Estate Claims.

C.                                    Payment Of Statutory Fees

All fees payable pursuant to section 1930 of title 28 of the United States Code shall be paid from the Litigation & Administration Fund by the Liquidating Trustee on behalf of the Estates as and when they become due.

D.                                    Severability Of Plan Provisions

If, prior to the Confirmation Date, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors and the Official Committee, will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation.  The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

E.                                      Successors And Assigns

The Plan shall be binding upon and inure to the benefit of the Debtors, and their respective successors and assigns.  The rights, benefits and obligations of any entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such entity.

F.                                      Revocation, Withdrawal Or Non-Consummation

The Debtors and the Official Committee acting jointly reserve the right to revoke or withdraw the Plan as to one or all of the Debtors prior to the Confirmation Date and to file subsequent plans of reorganization.  If the Debtors and the Official Committee revoke or withdraw the Plan as to one or all of the Debtors, or if confirmation or consummation of the Plan as to one or all of the Debtors does not occur, then, with respect to such Debtors, (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void, and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person, (ii) prejudice in any manner the rights of such Debtors, the Official Committee or any other Person, or (iii) constitute an admission of any sort by the Debtors, the Official Committee or any other Person.

G.                                    Notice

All notices, requests and demands to or upon the Liquidating Trustee or the Post-Confirmation Committee, in order to be effective, shall be in writing, and unless otherwise expressly provided in the Plan, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed.  All such notices shall include a copy of such notice to counsel for the Liquidating Trustee or the Post-Confirmation Committee, as applicable.  Until otherwise notified by the filing of a change of counsel with the Bankruptcy Court, notices to counsel for the Liquidating Trustee and the Post-Confirmation Committee shall be directed to the following attorneys:

Counsel to Liquidating Trustee:

Neal L. Wolf, Esq.

Todd L. Padnos, Esq.

LeBoeuf, Lamb, Greene & MacRae, LLP

One Embarcadero Center

San Francisco, California 94111

e-mail: neal.wolf@llgm.com; todd.padnos@llgm.com

Facsimile: (415) 951-1180

Counsel to Post-Confirmation Committee:

Mark A. Berkoff, Esq.

Philip V. Martino, Esq.

Steven J. Christenholz, Esq.

Piper Rudnick, LLP

203 North LaSalle Street, Suite 1800

Chicago, Illinois 60601

e-mail:	mark.berkoff@piperrudnick.com; philip.martino@piperrudnick.com, steven.christenholz@piperrudnick.com

Facsimile: (312) 236-7516

H.                                    Governing Law

Except to the extent the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent a Plan Document, exhibit or schedule to the Plan provides otherwise, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois, without giving effect to any principles of conflicts of law of such jurisdiction; provided, however, that issues relating to corporate governance shall be governed by, and construed and enforced in accordance with, corporate laws of the State of Delaware.

I.                                         Tax Reporting And Compliance

In connection with the Plan and all instruments issued in connection therewith and distributions thereof, the Liquidating Trustee shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.  The Liquidating Trustee is hereby authorized, on behalf of each of the Estates, to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through, and including, the Effective Date.  The taxable year for the Debtors’ Estates shall be a calendar year.  The taxable year for the Liquidating Trust shall be determined by the Liquidating Trustee in consultation with the Post-Confirmation Committee and in accordance with applicable law.

XI.                                VOTING PROCEDURES

A.                                    Holders of Claims Entitled To Vote

Under the Bankruptcy Code, only classes of Claims and Interests that are “impaired” (as that term is defined in section 1124 of the Bankruptcy Code) under the Plan are entitled to vote to accept or reject the Plan.  A Class is impaired if the legal, equitable or contractual rights to which the Holders of Claims or Interests are entitled are modified, other than by curing defaults and reinstating the debt.  Pursuant to sections 1126(f) and (g) of the Bankruptcy Code, Classes of Claims and Interests that are not impaired are conclusively presumed to have accepted the Plan and are not entitled to vote on the Plan, and Classes of Claims and Interests whose Holders will receive or retain no property under the Plan are deemed to have rejected the Plan and are not entitled to vote on the Plan.

Under the terms of the Plan, Administrative Claims, Priority Tax Claims and Success Claims are unclassified and are not entitled to vote on the Plan.  The Holders of Claims and Interests in the following Classes are Impaired and the Holders of such Claims as of the date of approval of this Disclosure Statement (the “Distribution Record Date”) are entitled to vote to accept or reject the Plan:

CLASS	DESCRIPTION

Class 1	Priority Non-Tax Claims
Class 2	Convenience Claims
Class 3	Unsecured Lee Wayne Claims
Class 4	Unsecured HA-LO Claims
Class 5	Unsecured Starbelly Claims

Votes on the Plan are not being solicited from Holders of Interests in respect of Preferred Stock (Class 6) and Interests in respect of Common Stock (Class 7).  The Holders of such Interests may not receive anything under the Plan and are therefore deemed to have rejected the Plan and are not entitled to vote to accept or reject the Plan.

B.                                    Voting Procedures

This Disclosure Statement and accompanying Ballot are being distributed to all Holders of Claims who are entitled to vote on the Plan.  All Ballots must be returned to the Clerk of the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division, by                          , 2003 (the “Voting Deadline”).

Under the Bankruptcy Code, a Class of Claims is deemed to have accepted the Plan if Holders of at least two-thirds in dollar amount and more than one-half in number of the Claims properly voted in that Class, voted to accept the Plan.

Holders of Class 3, Class 4 and Class 5 Claims may elect to receive the treatment described in Section IV.B.5.b above, in lieu of the treatment that they would otherwise receive as a holder of Class 3, Class 4 or Class 5 Claims, as may be applicable.  A Holder of a Class 3, Class 4 or Class 5 Claim who opts for convenience class treatment will be entitled to have voted only as a member of Class 2.

A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

Any Ballot that is properly completed, executed and timely returned to the Clerk of the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division, but does not indicate an acceptance or rejection of the Plan, will be deemed to be a vote to accept the Plan.  Whenever a creditor casts more than one Ballot voting the same Claim before the Voting

Deadline, the last Ballot received before the Voting Deadline is deemed to reflect the voter’s intent and thus to supersede any prior Ballots.  Creditors must vote all of their Claims within a particular Class under the Plan either to accept or reject the Plan and may not split their vote, and thus a Ballot that partially accepts and partially rejects the Plan will not be counted.

The following types of Ballots will not be counted in determining whether the Plan has been accepted or rejected:

1.                                       any Ballot received after the Voting Deadline, unless the Court has granted an extension of the Voting Deadline with respect to such ballot;

2.                                       any Ballot that is illegible or contains insufficient information to permit the identification of the Claim or Interest Holder;

3.                                       any Ballot cast by a person or entity that does not hold a Claim in a Class that is entitled to vote to accept or reject the Plan;

4.                                       any unsigned Ballot; and

5.                                       such other Ballots as the Court may hereafter determine.

C.                                    Voting Deadline

If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan.  If you hold Claims in more than one (1) Class and you are entitled to vote Claims in more than one (1) Class, make a photocopy of your form Ballot and complete a separate ballot for each Class of Claims.  Please carefully follow the instructions set forth in the Ballot and vote and return your Ballot (s) to:

Clerk of the United States Bankruptcy Court

Northern District of Illinois, Eastern Division

219 South Dearborn Street

Room 614

Chicago, Illinois  60604

TO BE COUNTED, YOUR BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED BY THE CLERK OF THE UNITED STATES BANKRUPTCY COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, EASTERN DIVISION, NO LATER THAN 5:00 P.M. PREVAILING CENTRAL TIME ON             , 2003 (THE “VOTING DEADLINE”).  ANY BALLOT THAT IS NOT EXECUTED AND TIMELY DELIVERED TO THE CLERK OF THE UNITED STATES BANKRUPTCY COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, EASTERN DIVISION, SHALL BE CONSIDERED NULL AND VOID AND WILL NOT BE COUNTED.

ANY EXECUTED BALLOT TIMELY RECEIVED THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN, OR INDICATES BOTH AN

ACCEPTANCE AND A REJECTION OF THE PLAN, SHALL BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE PLAN.

If you are a Holder of a Claim entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, please contact Debtor’s counsel at:

LeBoeuf Lamb Greene & MacRae LLP

One Embarcadero Center, Suite 400

San Francisco, CA 94111

Attn: Sandy Holstrom

(415) 951-1168

D.                                    Cram-Down

The Debtors and the Official Committee will request confirmation of the Plan, as it may be modified from time to time, under the “cram-down” principles codified in section 1129(b) of the Bankruptcy Code with respect to Class 1, Class 2 and/or Class 5, if necessary, and with respect to Classes 6 and 7.

XII.                            CONFIRMATION AND CONSUMMATION OF THE PLAN

A.                                    Confirmation Hearing

The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing. The Confirmation Hearing in respect of the Plan has been scheduled for                           , at                      (a.(p.)m.), prevailing Central Time, before the Honorable Carol A. Doyle, United States Bankruptcy Judge at the United States Bankruptcy Court, 219 South Dearborn Street, Chicago, Illinois, Courtroom 742.  The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing. Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim. Any such objection must be filed and served so that it is received by the Bankruptcy Court and the following parties on or before                      , at           (a.(p.)m.), prevailing Central Time:

Counsel for Debtors and Debtors-in-Possession:

Neal L. Wolf, Esq.

Todd L. Padnos, Esq.

LeBoeuf Lamb Greene & MacRae LLP

One Embarcadero Center, Suite 400

San Francisco, California 94111

Facsimile:  (415) 951-1180

Counsel for the United States Trustee:

Kathryn M. Gleason, Esq.

Office of the United States Trustee

227 W. Monroe Street, Suite 3350

Chicago, IL  60606

Facsimile: (312) 886-3327

Counsel for the Official Committee:

Mark Berkoff, Esq.

Philip V. Martino, Esq.

Steven J. Christenholz, Esq.

Piper Rudnick, LLP

203 North La Salle St., Suite 1800

Chicago, IL  60601-1293

Facsimile: (312) 251-5847

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY FILED AND SERVED UPON ALL OF THE FOREGOING PARTIES, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B.                                    Statutory Requirements For Confirmation Of The Plan

At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the applicable requirements of section 1129 of the Bankruptcy Code are met.  Among the requirements for confirmation of a plan are that the plan (a) has been accepted by all impaired classes of claims and interests or, if rejected by an impaired class, that the plan “does not discriminate unfairly” and is “fair and equitable” as to such class, (b) is feasible and (c) is in the “best interests” of creditors and equityholders that are impaired under the Plan and that voted, or are deemed to have voted, to reject the plan.

The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the plan.  Section 1129(b) permits the confirmation of a plan notwithstanding the non-acceptance of a plan by one or more impaired classes of claims or interests.

In addition, if any impaired class or subclass of claims entitled to vote shall not accept the Plan by the requisite majorities provided in section 1126(c) or 1126(d) of the Bankruptcy Code, as applicable, the Debtors and the Official Committee reserve the right to amend the Plan or undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code or both. Thus, the Debtors intend to request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code if Class 1, 2, 5, 6 or 7 votes, or is deemed to have voted, to reject the Plan.  The determination as to whether to seek confirmation of the Plan under such circumstances will be announced before or at the Confirmation Hearing.

1.                                      Unfair Discrimination And Fair And Equitable Tests

To obtain confirmation of a plan over the objection of a Class of Claims or Interests that rejects such plan, it must be demonstrated that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to each such non-accepting Class.  In order for a plan to be found to be “fair and equitable” and thus subject to confirmation by “cramdown” under Section 1129(b) of the Bankruptcy Code the Debtors must demonstrate:

(1)                                  For a Class of Secured Creditors:  (Inapplicable.)

(2)                                  For a Class of Unsecured Creditors: That either (i) each Impaired unsecured creditor receives or retains, under the plan, property of a value equal to the amount of its Allowed Claim or (ii) the Holders of Claims and Interests that are junior to the Claims of the dissenting Class will not receive any property under the Plan.

(3)                                  For a Class of Interest Holders: That either (i) each Holder of an Interest will receive or retain, under the plan, property of a value equal to the greatest of the fixed liquidation preference to which such Holder is entitled, the fixed redemption price to which such Holder is entitled or the value of the interest or (ii) the Holder of an interest that is junior to the non-accepting class will not receive or retain any property under the Plan.

As described above, Holders of Interests in Classes 6 and 7 are presumed, under section 1126 (g) of the Bankruptcy Code, to have rejected the Plan.  The Debtors and the Official Committee (i) request confirmation of the Plan under section 1129 (b) of the Bankruptcy Code notwithstanding the deemed rejection of the Plan by Classes 6 and 7 and (ii) reserve the right to seek confirmation of the Plan under Section 1129(b) of the Bankruptcy Code notwithstanding the rejection of the Plan by other Classes of claims.  The Debtors and the Official Committee believe that the Plan may be confirmed pursuant to the above-described “cramdown” provisions, over the dissent of the interests in Classes 6 and 7, in view of the terms of the Plan and the value of the Debtors and their assets.  The Debtors believe that the treatment under the Plan of the Holders of Claims and Interests in Classes 6 and 7 satisfies the “fair and equitable” test since there is no class junior to such non-accepting classes that will receive or retain any property under the Plan and since Class 3, 4 and 5 creditors, whose Claims have priority over the Interests classified in Classes 6 and 7, are not likely to be paid in full under the terms of the Plan.  In addition, the Debtors do not believe that the Plan unfairly discriminates against Classes 6 or 7.

2.                                      Feasibility

Section 1129(a) of the Bankruptcy Code requires that the bankruptcy court determine that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization of the debtor.  The Plan is based on a liquidation of all property of the Estates, rather than reorganization of the Debtors as an ongoing entity.  Pursuant to court-approved sales conducted during the course of their bankruptcy cases, the Debtors have already liquidated substantially all of their assets.  The Plan provides for the collection of deferred payments in respect of certain sales of stock and assets of certain of the Debtors’ divisions and subsidiaries and  the pursuit of certain other claims on behalf of the Debtors’ Estates.  Aside from the liquidation contemplated by the Plan, there is no reasonable likelihood that the confirmation would be followed by a second liquidation or the need for further reorganization of the Debtors.

3.                                      Best Interests Test

With respect to each Impaired Class of Claims and Interests, confirmation of a plan requires that each Holder of a Claim or Interest either (a) accept the plan or (b) receive or retain under the plan property of a value, as of the Effective Date, that is not less than the value such Holder would receive or retain if the debtor was liquidated under chapter 7 of the Bankruptcy Code.

The Plan provides for the liquidation of all property of the Estates rather than reorganization of the Debtors.  If no plan is confirmed, the Debtors may be forced to liquidate under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the Debtors’ assets for distribution to creditors in accordance with the rule of absolute priority of distributions.  Under that rule, no junior creditor receives any distribution until all senior creditors are paid in full, with interest, and no equity holder receives any distribution until all creditors are paid in full with interest.

The Debtors’ costs of liquidation under chapter 7 would include the chapter 7 trustee’s statutory right to compensation as a percentage of disbursements, as well as those fees that might be payable to attorneys and other professionals that such a trustee may engage, plus any unpaid expenses incurred by the Debtors during a chapter 11 case and allowed in the chapter 7 case, such as compensation for attorneys, financial advisors, appraisers, accountants and other professionals, and costs and expenses of members of any statutory committee of unsecured creditors appointed by the United States Trustee pursuant to section 1102 of the Bankruptcy Code and any other committee so appointed.  The foregoing types of claims, costs, expenses, and fees and such other Claims which may arise in a liquidation case or result from a pending chapter 11 case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-chapter 11 priority and unsecured Claims.

After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in a chapter 11 case, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the difficulties a trustee lacking the substantial historical knowledge of the contemplated Liquidating Trustee, and (iii) the loss of continuity at a critical juncture of these lawsuits would confront in prosecuting the Estate Claims, the Debtors have determined that confirmation of the Plan will provide each creditor and equity holder with a recovery that is not less than it would receive pursuant to a liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

As discussed above, there does exist the possibility that the Success Claims need not be paid in a Chapter 7.  However, as further discussed above, the Debtors and the Official Committee expect management to assert that these claims must be paid under any scenario, including Chapter 7.

Moreover, Debtors believe that the value of any distributions from the liquidation proceeds to each class of Allowed Claims in a chapter 7 case would be the same or less than the value of distributions under the Plan because such distributions in a chapter 7 case may not occur for a substantial period of time.  In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a year or more after the completion of such liquidation in order to resolve the Claims and prepare for distributions.  In the event litigation were necessary to resolve Claims asserted in the chapter 7 Case, the delay could be further prolonged.

Confirmation of the Plan obviates the need to pay compensation to a Chapter 7 trustee or to secure additional counsel to advise such trustee.  The Plan allows the Liquidating Trustee to retain the same attorneys previously authorized by the Bankruptcy Court to represent the Debtors.  The familiarity of Debtors’ counsel with these Bankruptcy Cases will substantially reduce the costs inherent to familiarizing new counsel and will allow for a more efficient distribution to creditors of the Estates.  Accordingly, the Debtors believe that the Plan meets the “best interests of creditors” test of section 1129(a)(7) of the Bankruptcy Code.

XIII.                        EFFECTIVENESS OF THE PLAN

A.                                    Effect Of Confirmation

Upon the Effective Date, the Plan shall have the following effects, among others:

B.                                    Binding Effect

The Plan shall be binding upon and shall inure to the benefit of the Debtors, the Official Committee, all present and former Holders of Claims and Interests, and their respective successors and assigns.

C.                                    Preservation Of Rights Of Action; Settlement Of Litigation Claims

Except as otherwise provided in the Plan, the Liquidating Trust Agreement, the Confirmation Order or in any document, instrument, release or other agreement entered into in connection with the Plan, the Estates Claims shall be transferred to the Liquidating Trust for liquidation by the Liquidating Trustee or the Post-Confirmation Committee, as set forth in the Plan.  The Estates shall retain and may enforce all defenses, counterclaims and rights asserted against the Debtors or their Estates.  Any proceeds received on account of Estate Claims or Preference Claims shall be deposited, subject to discretionary replenishment into the Litigation & Administration Fund, into the Cash Distribution Reserve Fund for subsequent distribution pursuant to the terms hereof.

D.                                    Injunction

Except as otherwise provided in the Plan, the Confirmation Order shall provide, among other things, that from and after the Confirmation Date, all persons who have held, hold or may hold Claims against or Interests in the Debtors are permanently enjoined from taking any of the following actions against the Estate(s), the Liquidating Trust, the Liquidating Trustee, or any of their property, on account of any such Claims or Interests: (A) commencing or continuing, in any manner or in any place, any action or other proceeding; (B) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (C) creating, perfecting or enforcing any lien or encumbrance; (D) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors; and (E) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained herein shall preclude such persons from exercising their rights pursuant to and consistent with the terms of this Plan and the Plan Documents.  By accepting distributions pursuant to the Plan, each holder of an Allowed Claim and an Allowed Interest will be deemed to have specifically consented to the injunction set forth in this section.

E.                                      Term Of Bankruptcy Injunction Or Stays

All injunctions or stays provided for in the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

XIV.                       RETENTION OF JURISDICTION

Pursuant to sections 105 and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law, and over which the Bankruptcy Court would otherwise have been able to exercise original jurisdiction, including, among other things, jurisdiction to:

(a)                                  Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

(b)                                 Resolve any objections related to the assumption or assumption and assignment of any Assumed Agreement;

(c)                                  Ensure that distributions to Holders of Allowed Claims and Allowed Interests, if applicable, are accomplished pursuant to the provisions of the Plan;

(d)                                 Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors, their Estates or the Official Committee that may be pending on the Effective Date;

(e)                                  Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

(f)                                    Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is executed or created pursuant to the Plan, or any entity’s rights arising from or obligations incurred in connection with the Plan or such documents;

(g)                                 Enter appropriate orders, if applicable, to modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

(h)                                 Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Confirmation Date, including all applications for compensation and reimbursement of expenses of Professionals retained by order of the Bankruptcy Court or under sections 330, 331 503(b) and 1129(a)(9) of the Bankruptcy Code; provided, however, that from and after the Confirmation Date, the payment of fees and expenses of the Professionals employed by the Liquidating Trustee and the Post-Confirmation Committee shall be made in the ordinary course of business, in accordance with Section 10.12 of the Plan, and shall not be subject to the approval of the Bankruptcy Court, unless subject to a dispute among the Liquidating Trustee and the Post-Confirmation Committee and the Post-Confirmation Committee asks the Liquidating Trustee to bring this matter to Bankruptcy Court;

(i)                                     Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

(j)                                     Hear and determine Estate Claims;

(k)                                  Hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

(l)                                     Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or distributions pursuant to the Plan are enjoined or stayed;

(m)                               Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

(n)                                 Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

(o)                                 Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under the Bankruptcy Code; and

(p)                                 Enter a final decree and an order closing the Chapter 11 Cases.

XV.                           CONCLUSION AND RECOMMENDATION

THE PLAN REPRESENTS THE RESULT OF EXTENSIVE NEGOTIATIONS BETWEEN THE DEBTORS AND THE OFFICIAL COMMITTEE.  THE DEBTORS AND THE OFFICIAL COMMITTEE BELIEVE THAT THE PLAN WILL ENABLE CREDITORS TO REALIZE THE GREATEST POSSIBLE VALUE UNDER THE CIRCUMSTANCES.  CONSEQUENTLY, THE DEBTORS AND THE OFFICIAL COMMITTEE STRONGLY URGE ACCEPTANCE OF THE PLAN.

Dated: October 30, 2003	Respectfully submitted,

/s/ Todd Padnos
Neal L. Wolf, Esq. (IL Bar No. 6186361)
Todd L. Padnos, Esq. (IL Bar No. 6209679)
Paul S. Jasper, Esq. (Admitted pro hac vice)
LeBoeuf, Lamb, Greene & MacRae, LLP
One Embarcadero Center
San Francisco, California 94111
	Telephone:	(415) 951-1100
	Facsimile:	(415) 951-1180
Attorneys for Debtors and Debtors-in-Possession

&

/s/ Steven Christenholz
Mark A. Berkoff, Esq. (IL Bar No. 6194787)
Philip V. Martino, Esq. (IL Bar No. 6183648)
Steven J. Christenholz, Esq. (IL Bar No. 6224666)
Piper Rudnick, LLP
203 North LaSalle Street, Suite 1800
Chicago, Illinois 60601
	Telephone:	(312) 368-4000
	Facsimile:	(312) 236-7516
Attorneys for the Official Committee of Unsecured Creditors

EXHIBIT A

(Second Amended Plan of Reorganization)

i

EXHIBIT B

(Schedule of Potential Chapter 7 Trustee Fees)

	Distribution to Creditors	$ 1,000,000	$10,000,000	$20,000,000	$30,000,000	$40,000,000	$50,000,000

25%	0-5,000	$1,250	$1,250	$1,250	$1,250	$1,250	$1,250
10%	5,000-50,000	$4,500	$4,500	$4,500	$4,500	$4,500	$4,500
5%	50,000-1,000,000	$47,500	$47,500	$47,500	$47,500	$47,500	$47,500
3%	Over 1,000,000		$270,000	$570,000	$870,000	$1,170,000	$1,470,000

	Ch. 7 Trustee Fee	$53,250.00	$323,250.00	$623,250.00	$923,250.00	$1,223,250	$1,523,250

	Distribution to Creditors	$60,000,000	$70,000,000	$80,000,000	$90,000,000	$100,000,000

25%	0-5,000	$1,250	$1,250	$1,250	$1,250	$1,250
10%	5,000-50,000	$4,500	$4,500	$4,500	$4,500	$4,500
5%	50,000-1,000,000	$47,500	$47,500	$47,500	$47,500	$47,500
3%	over 1,000,000	$1,770,000	$2,070,000	$2,370,000	$2,670,000	$2,970,000

	Ch. 7 Trustee Fee	$1,823,250	$2,123,250	$2,423,250	$2,723,250	$3,023,250

	Distribution to Creditors	$110,000,000	$120,000,000	$130,000,000	$140,000,000	$150,000,000

25%	0-5,000	$1,250	$1,250	$1,250	$1,250	$1,250
10%	5,000-50,000	$4,500	$4,500	$4,500	$4,500	$4,500
5%	50,000-1,000,000	$47,500	$47,500	$47,500	$47,500	$47,500
3%	over 1,000,000	$3,270,000	$3,570,000	$3,870,000	$4,170,000	$4,470,000

	Ch. 7 Trustee Fee	$3,323,250	$3,623,250	$3,923,250	$4,223,250	$4,523,250

	Distribution to Creditors	$160,000,000	$170,000,000	$180,000,000	$190,000,000	$200,000,000

25%	0-5,000	$1,250	$1,250	$1,250	$1,250	$1,250
10%	5,000-50,000	$4,500	$4,500	$4,500	$4,500	$4,500
5%	50,000-1,000,000	$47,500	$47,500	$47,500	$47,500	$47,500
3%	over 1,000,000	$4,770,000	$5,070,000	$5,370,000	$5,670,000	$5,970,000

	Ch. 7 Trustee Fee	$4,823,250	$5,123,250	$5,423,250	$5,723,250	$6,023,250

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TABLE OF CONTENTS

I.	Introduction

	A.	Preliminary Disclaimer

	B.	Summary Of Plan

	C.	Summary Of Treatment Of Classified Claims

	D.	Liquidation Analysis

II.	Description and History of the Debtors’ Business

	A.	Description of Debtors’ Business

		1.	HA-LO U.S.

		2.	HA-LO Europe

	B.	History of Companies Through Commencement of Chapter 11 Cases

		1.	1972 Through February 22, 2001

		2.	Financial State Of HA-LO As Of Late February, 2001

		3.	February 22, 2001 Through July 30, 2001

	C.	Significant Funded Pre - Petition Indebtedness

III.	Events During the Chapter 11 Cases

	A.	Phase I - Stabilization of Business

		1.	First Day Motions Filed

			a.	Sales Representative Retention Program

			b.	Employee Retention Program

			c.	Vendor Retention Program

			d.	Debtor In Possession Financing

		2.	Retention of Professionals

		3.	Appointment of Creditor’s Committee

		4.	Other Significant Phase I Events

	B.	Phase II - Business Consolidation Program

		1.	Rejection of CenterPoint Lease

		2.	Rejection of Other Executory Contracts and Unexpired Leases

		3.	Institution of HA-LO At-Home

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		4.	Fulfillment Program Rejections

		5.	HA-LO Europe

	C.	Phase III - Sale of Substantially All of the Debtors’ Assets

		1.	Sale of Detroit division and HA-LO Canada, Inc.

		2.	Sale of Upshot

		3.	Sale Of Remaining Assets To The HIG Buyer

	D.	Phase IV - Litigation

		1.	The Estate Claims

			a.	HA-LO Industries, Inc., et al. v. J.P. Morgan Partners, et al.

			b.	HA-LO Industries, Inc., et al. v. John R. Kelley, Jr.

			c.	HA-LO Industries, Inc., et al. v. Credit Suisse First Boston Corp.

		2.	The Preference Claims

IV.	The Plan of Reorganization

	A.	Overview of Chapter 11

	B.	Classification And Treatment Of Claims And Interests

		1.	Pro Rata Distributions

		2.	Administrative Claims

			a.	Professional Fees and Expenses

			b.	Reclamation Claims

			c.	Other Administrative Claims

			d.	Administrative Claims Bar Date

		3.	Success Claims

		4.	Priority Tax Claims

		5.	Classified Claims

			a.	Class 1 (Priority Non-Tax Claims)

			b.	Class 2 (Convenience Claims)

			c.	Class 3 (Unsecured Lee Wayne Claims)

			d.	Class 4 (Unsecured HA-LO Claims)

			e.	Class 5 (Unsecured Starbelly Claims)

			f.	Class 6 (Interests In Respect Of Preferred Stock)

			g.	Class 7 (Interests In Respect Of Common Stock)

	6.	No Waiver Of Defenses Regarding Unimpaired Claims

V.	Means for Implementation of the Plan

	A.	Substantive Consolidation

	B.	Appointment Of And Responsibilities Of Liquidating Trustee

		1.	Rights, Duties, and Powers of Liquidating Trustee

		2.	The Northern Trust Escrow Account

		3.	Authority To Settle Preference and Estate Claims

		4.	Counsel To The Liquidating Trustee

		5.	Compensation Of The Liquidating Trustee’s Professionals

		6.	Records and Record Keeping

		7.	Purchase Of Errors & Omission Insurance

	C.	Appointment Of Post-Confirmation Committee And Dissolution Of Official Committee

		1.	Rights, Duties, and Powers of Post-Confirmation Committee

		2.	Authority To Settle Certain Preference & Estate Claims

		3.	Assignment Of Authority To Prosecute Preference & Estate Claims

		4.	Counsel To The Post-Confirmation Committee

	D.	Creation of Liquidating Trust

	E.	Sources Of Cash For Plan Distributions

	F.	Cancellation Of Notes, Instruments And Stock

	G.	Creation of Reserve Funds

		1.	Administrative Claims Reserve Fund

		2.	Litigation & Administration Fund

		3.	Cash Distribution Reserve Fund

		4.	Disputed Claims Reserve Fund

		5.	Unclaimed Reserve Fund

		6.	Permitted Investments

		7.	Interest

		8.	Foreign Proceedings

		9.	Authorization To Transfer Cash Among Reserve Funds

		10.	Money Remaining In Reserve Funds

VI.	Treatment Of Executory Contracts And Unexpired Leases

	A.	Assumption & Rejection Of Executory Contracts And Unexpired Leases

	B.	Claims Based On Rejection Of Executory Contracts Or Unexpired Leases

	C.	Indemnification Of Directors, Officers And Employees

	D.	Compensation And Benefit Programs; Employment Contracts; Employee Benefit Plans

		1.	Rejection of Programs and Policies

		2.	Employment Contracts

VII.	Authority and Procedures for Resolving Disputed, Contingent and Unliquidated Claims and Disputed Interests

	A.	Objections To Claims

	B.	Allocation Of Authority To Object To Claims

		1.	Authority of the Post-Confirmation Committee

		2.	Authority of the Liquidating Trustee

		3.	Objections To Interests

		4.	No Waiver

		5.	No Distributions To Disputed Claims Or Interests

VIII.	Method of Distribution under Plan

	A.	Distributions For Claims Or Interests Allowed As Of The Effective Date

	B.	Interest On Claims

	C.	Delivery Of Distributions And Undeliverable Or Unclaimed Distributions

		1.	Delivery of Distributions in General

		2.	Undeliverable and Unclaimed Distributions.

			a.	Holding and Investment of Undeliverable and Unclaimed Distributions.

			b.	After Distributions Become Deliverable

			c.	Failure to Claim Undeliverable Distributions

		3.	Withholding And Reporting Requirements

		4.	Allocation Of Plan Distributions Between Principal And Interest

		5.	Means Of Cash Payment

		6.	Setoffs

		7.	Surrender Of Cancelled Securities

		8.	Catch-Up Cash Distributions

IX.	Certain Federal Income Tax Consequences

X.	Summary of other Provisions of Plan

	A.	Indemnification

	B.	Exculpation And Limitation Of Liability

	C.	Payment Of Statutory Fees

	D.	Severability Of Plan Provisions

	E.	Successors And Assigns

	F.	Revocation, Withdrawal Or Non-Consummation

	G.	Notice

	H.	Governing Law

	I.	Tax Reporting And Compliance

XI.	Voting Procedures

	A.	Holders of Claims Entitled To Vote

	B.	Voting Procedures

	C.	Voting Deadline

	D.	Cram-Down

XII.	Confirmation and Consummation of the Plan

	A.	Confirmation Hearing

	B.	Statutory Requirements For Confirmation Of The Plan

		1.	Unfair Discrimination And Fair And Equitable Tests

		2.	Feasibility

		3.	Best Interests Test

XIII.	Effectiveness Of The Plan

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	A.	Effect Of Confirmation

	B.	Binding Effect

	C.	Preservation Of Rights Of Action; Settlement Of Litigation Claims

	D.	Injunction

	E.	Term Of Bankruptcy Injunction Or Stays

XIV.	Retention of jurisdiction

XV.	Conclusion and Recommendation